Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Nortel Networks Corporation

     We have audited the accompanying consolidated balance sheets of Nortel Networks Corporation and its subsidiaries (“Nortel Networks”) as at December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of Nortel Networks management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nortel Networks as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     We also reported separately on February 1, 2002, to the shareholders of Nortel Networks, on our audits, conducted in accordance with Canadian generally accepted auditing standards, where we expressed an opinion without reservation on the December 31, 2001 and 2000 consolidated financial statements, prepared in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
February 1, 2002, except as to notes 20 and 21, which are as of April 21, 2002

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations
Years Ended December 31
(millions of U.S. dollars, except per share amounts)

	2001	2000	1999

Revenues	$17,511	$27,948	$19,628
Cost of revenues	14,167	15,114	10,781

Gross profit	3,344	12,834	8,847

Selling, general and administrative expense (excluding stock option compensation)	5,911	5,416	3,780
Research and development expense	3,224	3,633	2,724
In-process research and development expense	15	1,415	252
Amortization of intangibles
Acquired technology	807	852	686
Goodwill	4,148	3,720	1,178
Stock option compensation	109	134	—
Special charges	15,781	267	125
Loss (gain) on sale of businesses	112	(174)	(131)

Operating income (loss)	(26,763)	(2,429)	233

Equity in net earnings (loss) of associated companies	(134)	(29)	41
Other income (expense) — net	(351)	809	209
Interest expense
Long-term debt	(196)	(86)	(93)
Other	(115)	(83)	(71)

Earnings (loss) from continuing operations before income taxes	(27,559)	(1,818)	319
Income tax benefit (provision)	3,252	(1,177)	(576)

Net loss from continuing operations	(24,307)	(2,995)	(257)
Net loss from discontinued operations — net of tax	(3,010)	(475)	(94)

Net loss before cumulative effect of accounting change	(27,317)	(3,470)	(351)
Cumulative effect of accounting change — net of tax	15	—	—

Net loss	$(27,302)	$(3,470)	$(351)

Basic and diluted loss per common share
- from continuing operations	$(7.62)	$(1.01)	$(0.10)
- from discontinued operations	(0.94)	(0.16)	(0.03)

Basic and diluted loss per common share	$(8.56)	$(1.17)	$(0.13)

Dividends declared per common share	$0.0375	$0.0750	$0.0750

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets
As at December 31
(millions of U.S. dollars)

	2001	2000

ASSETS
Current assets
Cash and cash equivalents	$3,513	$1,644
Accounts receivable (less provisions of $655 for 2001, $363 for 2000)	2,923	7,275
Inventories — net	1,579	3,827
Income taxes recoverable	796	—
Deferred income taxes — net	1,386	644
Other current assets	857	1,618
Current assets of discontinued operations	708	1,522

Total current assets	11,762	16,530

Long-term receivables (less provisions of $828 for 2001, $383 for 2000)	203	1,117
Investments at cost and associated companies at equity	253	773
Plant and equipment — net	2,571	3,357
Intangible assets — net	3,095	17,958
Deferred income taxes — net	2,077	283
Other assets	893	556
Long-term assets of discontinued operations	283	1,606

Total assets	$21,137	$42,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$426	$315
Trade and other accounts payable	1,988	3,005
Payroll and benefit-related liabilities	636	916
Other accrued liabilities	5,459	3,885
Income taxes payable	143	306
Long-term debt due within one year	384	445
Current liabilities of discontinued operations	421	186

Total current liabilities	9,457	9,058

Deferred income	154	93
Long-term debt	4,094	1,178
Deferred income taxes — net	518	874
Other liabilities	1,442	1,024
Minority interest in subsidiary companies	637	770
Long-term liabilities of discontinued operations	11	74

	16,313	13,071

Commitments and contingencies (notes 18 and 19)

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 3,213,742,169 for 2001 and 3,095,772,260 for 2000	32,899	29,141
Additional paid-in capital	3,257	3,636
Deferred stock option compensation	(205)	(413)
Deficit	(30,151)	(2,726)
Accumulated other comprehensive loss	(976)	(529)

Total shareholders’ equity	4,824	29,109

Total liabilities and shareholders’ equity	$21,137	$42,180

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Shareholders’ Equity
(millions of U.S. dollars)

		Additional	Deferred	Retained	Accumulated	Total
	Common	paid-in	stock option	earnings	other comp-	shareholders'
	shares	capital	compensation	(deficit)	rehensive loss	equity

Balance at December 31, 1998	$10,109	$896	$—	$1,533	$(348)	$12,190

Net loss				(351)		(351)
Foreign currency translation adjustment					(99)	(99)
Unrealized gain on investments — net					13	13

Total comprehensive loss						(437)

Issuance of common shares — net	559			(11)		548
Acquisitions	715	30				745
Fair value and costs associated with assumed options and stock purchase plan	362	(375)				(13)
Tax benefit associated with stock options		243				243
Dividends on common shares				(204)		(204)

Balance at December 31, 1999	$11,745	$794	$—	$967	$(434)	$13,072

Net loss				(3,470)		(3,470)
Foreign currency translation adjustment					(117)	(117)
Unrealized gain on investments — net					22	22

Total comprehensive loss						(3,565)

Issuance of common shares — net	479					479
Acquisitions	16,315	2,915	(449)			18,781
Fair value and costs associated with assumed options and stock purchase plan	602	(619)				(17)
Stock option compensation		99	36			135
Tax benefit associated with stock options		447				447
Dividends on common shares				(223)		(223)

Balance at December 31, 2000	$29,141	$3,636	$(413)	$(2,726)	$(529)	$29,109

Net loss				(27,302)		(27,302)
Foreign currency translation adjustment					(312)	(312)
Unrealized loss on investments — net					(40)	(40)
Unrealized derivative losses on cash flow hedges — net					(7)	(7)
Minimum pension liability adjustment — net					(81)	(81)
Cumulative effect of accounting change					(7)	(7)

Total comprehensive loss						(27,749)

Issuance of common shares — net	207					207
Acquisitions	3,166					3,166
Fair value and costs associated with assumed options and stock purchase plan	385	(385)				—
Stock option compensation		(99)	208			109
Tax benefit associated with stock options		105				105
Dividends on common shares				(123)		(123)

Balance at December 31, 2001	$32,899	$3,257	$(205)	$(30,151)	$(976)	$4,824

     The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows
Years Ended December 31
(millions of U.S. dollars)

	2001	2000	1999

Cash flows from (used in) operating activities
Net loss from continuing operations	$(24,307)	$(2,995)	$(257)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	5,699	5,340	2,407
In-process research and development expense	15	1,415	252
Non-cash portion of special charges and related asset write downs	13,484	137	14
Equity in net earnings (loss) of associated companies	134	29	(41)
Stock option compensation	109	134	-
Tax benefit from stock options	105	447	243
Deferred income taxes	(2,934)	35	(313)
Other liabilities	78	84	46
Loss (gain) on sale of investments and businesses	480	(1,058)	(324)
Other — net	(229)	247	(160)
Change in operating assets and liabilities:			.
Accounts receivable	5,572	(546)	(476)
Inventories	2,037	(1,579)	(1,072)
Income taxes	(959)	(180)	233
Accounts payable and accrued liabilities	620	171	1,110
Other operating assets and liabilities	521	(857)	(45)

Net cash from operating activities of continuing operations	425	824	1,617

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1,300)	(1,876)	(795)
Proceeds on disposals of plant and equipment	208	33	24
Increase in long-term receivables	(706)	(1,658)	(1,025)
Decrease in long-term receivables	472	1,300	165
Acquisitions of investments and businesses — net of cash acquired	(79)	3	(645)
Proceeds on sale of investments and businesses	604	1,633	967

Net cash used in investing activities of continuing operations	(801)	(565)	(1,309)

Cash flows from (used in) financing activities
Dividends on common shares	(123)	(223)	(204)
Increase in notes payable — net	140	107	27
Proceeds from long-term debt	3,286	106	-
Repayments of long-term debt	(470)	(70)	(59)
Decrease in capital leases payable	(23)	(2)	(1)
Issuance of common shares	146	479	521
Common shares purchased for cancellation	-	-	(14)

Net cash from financing activities of continuing operations	2,956	397	270

Effect of foreign exchange rate changes on cash and cash equivalents	(10)	(25)	-

Net cash from continuing operations	2,570	631	578
Net cash used in discontinued operations	(701)	(1,140)	(655)

Net increase (decrease) in cash and cash equivalents	1,869	(509)	(77)

Cash and cash equivalents at beginning of year — net	1,644	2,153	2,230

Cash and cash equivalents at end of year — net	$3,513	$1,644	$2,153

The accompanying notes are an integral part of these consolidated financial statements.

NORTEL NETWORKS CORPORATION
Notes to Consolidated Financial Statements
(millions of U.S. dollars, except per share amounts, unless otherwise stated)

1.	Nortel Networks Corporation

Effective May 1, 2000, a newly formed Canadian corporation (“New Nortel”) and the corporation previously known as Nortel Networks Corporation (“Old Nortel”) participated in a Canadian court-approved plan of arrangement (the “Arrangement”) with BCE Inc. (“BCE”). As a result of the Arrangement: Old Nortel and its subsidiaries became direct and indirect subsidiaries, respectively, of New Nortel; New Nortel assumed the name “Nortel Networks Corporation”; New Nortel’s common shares began to trade publicly on the New York and Toronto stock exchanges under the symbol “NT”; Old Nortel was renamed “Nortel Networks Limited”; and 100 percent of Old Nortel’s common shares were acquired by New Nortel and ceased to be publicly traded.

As part of the Arrangement, the outstanding common shares of Old Nortel were exchanged for common shares of New Nortel. Immediately prior to the Arrangement, approximately 36 percent of the outstanding common shares of Old Nortel were held by BCE. A substantial portion of the New Nortel common shares issuable in respect of BCE’s interest in Old Nortel was, through the Arrangement, indirectly distributed to BCE common shareholders. The aggregate number of New Nortel common shares issued in the Arrangement was the same as the aggregate number of Old Nortel common shares outstanding immediately prior to the Arrangement (excluding the effect of the reservation of certain shares for issuance pursuant to stock option plans). Except as noted below, Old Nortel’s comparative consolidated interim and annual financial statements, and its financial results during the period up to May 1, 2000, represent the financial position, results of operations and cash flows of New Nortel as if Old Nortel and New Nortel had historically been the same entity. All of the business and operations conducted by Old Nortel and its subsidiaries immediately prior to the effective date of the Arrangement continued to be conducted by Old Nortel and its subsidiaries as subsidiaries of New Nortel immediately after the Arrangement.

The preferred shares and debt securities of Old Nortel outstanding immediately prior to the Arrangement remained outstanding and continued to be obligations of Old Nortel immediately after the Arrangement. As a result, certain of New Nortel’s consolidated financial statements items were reclassified to reflect the impact of the Arrangement on New Nortel and the ongoing equity interest of the Old Nortel preferred shareholders. The impact of the Arrangement on the consolidated balance sheets of New Nortel was the reclassification of the then outstanding Class A Series 4, 5 and 7 preferred shares of Old Nortel from shareholders’ equity to minority interest in subsidiary companies. The impact of the Arrangement on the consolidated statements of operations of New Nortel was the reclassification of the dividends on preferred shares to other income (expense) — net to reflect the dividend distribution on the then outstanding preferred shares to the Old Nortel preferred shareholders.

All acquisitions completed prior to May 1, 2000 were consummated by Old Nortel or its subsidiaries. Since May 1, 2000, acquisitions involving any share consideration have been consummated by New Nortel, while acquisitions not involving share consideration have continued to be consummated by Old Nortel or its subsidiaries.

2.	Significant accounting policies

The accompanying Consolidated Financial Statements of Nortel Networks Corporation (“Nortel Networks”) include all majority owned subsidiaries over which Nortel Networks exercises control and have been prepared in accordance with accounting principles generally accepted in the United States of America. Although Nortel Networks is headquartered in Canada, the accompanying Consolidated Financial Statements are expressed in United States dollars as the greater part of the financial results and net assets of Nortel Networks are denominated in United States dollars.

(a)	Principles of consolidation

The financial statements of entities which are controlled by Nortel Networks, referred to as subsidiaries, are consolidated. Entities which are jointly controlled, referred to as joint ventures, and entities which are not controlled but over which Nortel Networks has the ability to exercise significant influence, referred to as associated companies, are accounted for using the equity method. Investments in entities that Nortel Networks does not control or over which it does not exercise significant influence are accounted for using the cost method.

(b)	Marketable securities

Publicly traded equity securities deemed available-for-sale by Nortel Networks are measured at fair value. Unrealized holding gains and losses related to these securities are excluded from net earnings (loss) and are included in other comprehensive income (“OCI”) until such gains or losses are realized. Nortel Networks monitors these investments for factors indicating other than temporary impairment and takes a charge to net earnings (loss) when appropriate.

(c)	Translation of foreign currencies

The functional currency of Nortel Networks is the United States dollar. The financial statements of Nortel Networks operations whose functional currency is other than the United States dollar are translated from such functional currency to United States dollars at the exchange rates in effect at the balance sheet date for assets and liabilities, and at average rates for the period for revenues and expenses, including gains and losses on foreign exchange transactions. The unrealized translation gains and losses on Nortel Networks net investment in these operations, including long-term intercompany advances considered to form part of the net investment, are accumulated as a component of OCI.

Transactions, financial statement items, and the financial statements of operations in countries considered to have highly inflationary economies denominated in a currency other than Nortel Networks functional currency are translated into United States dollars at the exchange rates in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Revenues and expenses are translated at average rates for the period, except for amortization and depreciation which is translated on the same basis as the related assets. Resulting gains or losses are reflected in net earnings (loss).

Where appropriate, Nortel Networks may hedge a designated portion of the exposure to foreign exchange gains and losses incurred on the translation of specific foreign operations. Hedging instruments used by Nortel Networks can include foreign currency denominated debt, foreign currency swaps and foreign currency forward contracts that are denominated in the same currency as the hedged foreign operations. The translation gains and losses on these hedging instruments are recorded in OCI or net earnings (loss), as appropriate.

(d)	Revenue recognition

Nortel Networks products and services are generally sold as part of a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition method.

Nortel Networks recognizes revenue under Statement of Position (“SOP”) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), SOP 97-2 “Software Revenue Recognition” (“SOP 97-2”) and Staff Accounting Bulletin (“SAB”) 101 “Revenue Recognition in Financial Statements” (“SAB 101”) depending upon the terms of the contract.

Revenue for hardware sold separately is recognized under SAB 101. Hardware revenue, net of trade discounts and allowances, is recognized upon shipment and when all significant contractual obligations have been satisfied and collection is reasonably assured.

Software revenue is generally recognized under SOP 97-2. Software revenue under SOP 97-2 is recognized when persuasive evidence of an arrangement exists, when delivered in accordance with all terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. Nortel Networks provides extended payment terms on certain software contracts and may sell these receivables to third parties. The fees on these contracts are considered fixed or determinable if the contracts are similar to others for which Nortel Networks has a standard business practice of providing extended payment terms and has a history of successfully collecting under the original payment terms without making concessions. For software arrangements involving multiple elements, Nortel Networks allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately.

For contracts involving multiple elements, Nortel Networks allocates revenue to each element based on relative fair values. Provided none of the undelivered elements are essential to the functionality of the delivered elements, revenue related to the software element is recognized under SOP 97-2 and revenue related to the hardware element is recognized under SOP 81-1 or SAB 101. Engineering, installation and other services are recognized as the services are performed.

On long-term contracts, including turnkey contracts revenues are recognized using the percentage-of-completion method on the basis of percentage of costs incurred to date on a contract, relative to the estimated total contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work.

Nortel Networks makes certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sales at the time of shipment.

Accruals for warranty costs, sales returns and other allowances at the time of shipment are based on contract terms and prior claims experience.

(e)	Research and development

Research and development (“R&D”) costs are charged to net earnings (loss) in the periods in which they are incurred, except for costs incurred pursuant to specific contracts with third parties which are charged to net earnings (loss) in the same period as the related revenue is recognized. Related global investment tax credits are deducted from the income tax provision.

(f)	Income taxes

Nortel Networks provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or tax rates.

(g)	Earnings (loss) per common share

Basic earnings (loss) per common share are calculated using the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share are presented using the treasury stock method and are calculated by dividing net earnings (loss) applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

(h)	Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the financial statements. Cash and cash equivalents consist of cash on hand and balances with banks, and short-term investments.

(i)	Inventories

Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) and net realizable value. The cost of finished goods and work in process is comprised of material, labour and manufacturing overhead.

(j)	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated generally on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful lives of buildings are twenty to forty years, and of machinery and equipment are five to ten years.

(k)	Intangible assets

Acquired technology represents the value of the proprietary “know-how” which was technologically feasible as of the acquisition date, and is charged to net earnings (loss) on a straight-line basis over its estimated useful life of two to three years.

Goodwill represents the excess of the purchase prices over the fair values of the identifiable net assets of Nortel Networks subsidiaries, joint ventures and associated companies, and is amortized on a straight-line basis over its estimated useful life of three to twenty years. However, for any acquisition completed after June 30, 2001, goodwill and intangible assets with an indefinite life will not be amortized (see note 2 (q)).

(l)	Impairment of intangible assets and other long-lived assets

When events and circumstances warrant a review, Nortel Networks evaluates the carrying value of goodwill and long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of” (“SFAS 121”), and evaluates the carrying value of enterprise level intangible assets in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 17, “Intangible Assets” (“APB 17”). An impairment review is performed whenever events or circumstances indicate that the carrying value may not be recoverable. Certain factors that Nortel Networks considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for Nortel Networks overall business, significant negative industry or economic trends, a significant decline in Nortel Networks stock price for a sustained period, and Nortel Networks market capitalization relative to net book value.

The carrying value of enterprise level goodwill is considered impaired when Nortel Networks net book value exceeds Nortel Networks market capitalization indicated by the market price of Nortel Networks equity securities as of the end of each reporting period. In that event, a loss is recognized based on the amount by which the net book value exceeds the market value.

The carrying values of long-lived assets, certain identifiable intangibles, and goodwill related to those assets are considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying values. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced by the cost to dispose of such assets.

(m)	Derivative financial instruments

Nortel Networks net earnings (loss) and cash flows may be negatively impacted by fluctuating interest rates, foreign exchange rates, and equity prices. To effectively manage these market risks, Nortel Networks enters into foreign currency forward contracts, foreign currency swaps, foreign currency option contracts, interest rate swaps, and equity forward contracts. For a derivative designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship or if it becomes ineffective, changes in the fair value of the derivative are recognized in net earnings (loss).

Nortel Networks may also invest in warrants to purchase securities of other companies as a strategic investment. Warrants that relate to publicly traded companies or that can be net share settled are deemed to be derivative financial instruments. Such warrants however, are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. In addition, Nortel Networks may enter into certain commercial contracts containing embedded derivative financial instruments. For these embedded derivatives, for which the matching is not clearly and closely related to the terms of the contract, the underlying exposure is recorded in net earnings (loss).

(n)	Pension, post-retirement and post-employment benefits

Pension expense, based on management’s assumptions, consists of: the actuarially computed costs of pension benefits in respect of the current year’s service; imputed interest on plan assets and pension obligations; and straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

The expected costs of post-retirement and certain post-employment benefits, other than pensions, to active employees are accrued for in the consolidated financial statements during the years employees provide service to Nortel Networks. Other post-employment benefits are recognized when the event triggering the obligation occurs.

(o)	Receivables sales

Generally, Nortel Networks retains servicing rights and in some cases, provides limited recourse when it sells receivables. A gain or loss is recorded at the date of the sale and is based upon, in part, the previous carrying amount of the financial assets involved in the transfer allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. Fair value is generally estimated based on the present value of the estimated future cash flows expected under management’s assumptions, including discount rates assigned commensurate with risks.

Nortel Networks generally does not record an asset or liability related to servicing, as the annual servicing fees are equivalent to those that would be paid to a third party servicer. Certain transactions will enable the servicer, which is generally Nortel Networks, to receive a servicing bonus at the maturity of the transaction if certain performance criteria are met. The ultimate collection of servicing bonuses is based on the collectibility and credit experience of the assets sold and Nortel Networks initially values the servicing bonus at a fair value of nil based on the determination that future credit losses will offset the servicing bonus.

Nortel Networks reviews the fair value assigned to retained interests, including the servicing bonus, at each reporting date subsequent to the date of the transfer. Fair value is reviewed using similar valuation techniques as those used to initially measure the retained interest and, if a change in events or circumstances warrants, the fair value is adjusted and any adjustments are recorded in other income (expense) - net.

(p)	Use of estimates

The preparation of Nortel Networks consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for uncollectible accounts receivable and customer financings, inventory obsolescence, product warranty, amortization, asset valuations, employee benefits, taxes, restructuring and other provisions, in-process research and development (“IPR&D”), and contingencies.

(q)	Recent pronouncements

In August 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 applies to all long-lived assets, including discontinued operations, and develops one accounting model for long-lived assets to be disposed of by sale. This Statement supersedes SFAS 121, and the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for the disposal of a segment of a business. The provisions of SFAS 144 are required to be adopted by Nortel Networks effective January 1, 2002. Nortel Networks has not yet determined the effect that the adoption of SFAS 144 will have on the business, results of operations, and financial condition of Nortel Networks.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. Nortel Networks has not yet determined the effect that the adoption of SFAS 143 will have on the business, results of operations, and financial condition of Nortel Networks.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”), effective for business combinations initiated after June 30, 2001, and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) effective for fiscal years beginning after December 15, 2001. SFAS 141 transitional rules require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. As a result, the pooling-of-interests method is now prohibited. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, and intangibles with an indefinite life, will cease upon adoption of this Statement, which for Nortel Networks will be January 1, 2002. However, for any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life will not be amortized.

The adoption of SFAS 141 did not have an impact on the business, results of operations, and financial condition of Nortel Networks. Nortel Networks will be performing the first of the required SFAS 142 impairment tests during the first six months of 2002 and has not yet determined the effect that the adoption of SFAS 142 will have on the business, results of operations, and financial condition of Nortel Networks.

(r)	Comparative figures

Certain 2000 and 1999 figures in the accompanying Consolidated Financial Statements have been reclassified to conform to the 2001 presentation.

3.	Accounting changes

(a)	Impairment of enterprise level goodwill

During the year ended December 31, 2001, Nortel Networks changed its method of evaluating impairment of enterprise level goodwill in accordance with APB 17. Nortel Networks changed from the undiscounted cash flows method to the market value method. Under the market value method, Nortel Networks net book value is compared to the value indicated by the market price of Nortel Networks equity securities as of the end of each reporting period. If net book value exceeds this market capitalization, the excess carrying amount of goodwill is written off. Nortel Networks believes that the market value method is preferable since it provides a more realistic valuation than the undiscounted cash flow method. This change had no effect on the business, results of operations, and financial condition of Nortel Networks.

(b)	Derivative financial instruments

Effective January 1, 2001, Nortel Networks adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and the corresponding amendments under SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of SFAS No. 133” (“SFAS 138”). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss).

The adoption of SFAS 133 resulted in a cumulative decrease to net loss of $15 (pre-tax $24) and a charge to OCI of $7 (pre-tax $11). The decrease in net loss is primarily attributable to embedded derivatives. The charge to OCI is primarily attributable to the effective portion of option and forward contracts related to the Canadian dollar hedge program that are designated as cash flow hedges. The adoption of SFAS 133 did not materially affect either the basic or diluted loss per common share after giving effect to the accounting change.

4.	Discontinued operations

On June 14, 2001, Nortel Networks Board of Directors approved a plan to discontinue Nortel Networks access solutions operations consisting of all of Nortel Networks narrowband and broadband solutions, including copper, cable, and fixed wireless solutions, as well as Nortel Networks then current consolidated membership interest in Arris Interactive LLC (“Arris”) and equity investment in Elastic Networks Inc., (“Elastic Networks”). Also affected by the decision were Nortel Networks prior acquisitions of Sonoma Systems (“Sonoma”), Promatory Communications, Inc. (“Promatory”), Aptis Communications, Inc. (“Aptis”), and Broadband Networks Inc.

On August 8, 2001, Nortel Networks filed with the United States Securities and Exchange Commission (the “SEC”) audited Consolidated Financial Statements and the notes thereto for the three years ended December 31, 2000, restated for discontinued operations.

Pursuant to APB 30, the revenues, costs and expenses, assets and liabilities, and cash flows of Nortel Networks access solutions operations have been segregated in the accompanying Consolidated Statements of Operations, Consolidated Balance Sheets, and Consolidated Statements of Cash Flows, and are reported as “discontinued operations”.

The results of discontinued operations for the years ended December 31, presented in the accompanying Consolidated Statements of Operations, were as follows:

	2001	2000	1999

Revenues	$996	$2,327	$1,659

Loss from discontinued operations — net of tax(a)	$(442)	$(475)	$(94)
Loss on disposal of operations — net of tax(b)	(2,568)	—	—

Net loss from discontinued operations — net of tax	$(3,010)	$(475)	$(94)

(a)	Loss from discontinued operations was net of applicable income tax benefits of $119, $99, and $50 for the years ended December 31, 2001, 2000, and 1999, respectively.

(b)	Loss on disposal of operations was net of an applicable income tax benefit of $604 for the year ended December 31, 2001.

The pre-tax loss on disposal of the access solutions operations of $3,172 reflected the estimated costs directly associated with Nortel Networks plan of disposition. The loss reflected: the write-off of goodwill associated with the acquisitions of Sonoma and Promatory in the amount of $755; provisions for both short-term and long-term receivables of $601; a provision for inventories of $379; other asset write-offs totalling $156; future contractual obligations and estimated liabilities of $1,104; and estimated operating losses during the planned period of disposition of $177.

At December 31, 2001, the remaining accruals of $366 related to the above noted future contractual obligations and estimated liabilities, and estimated operating losses during the planned period of disposition were included in current liabilities of discontinued operations. The remaining accruals are expected to be drawn down by cash payments over the planned period of disposition. Nortel Networks continues to work towards disposing of or transitioning the ownership of certain operations. Any operations not disposed of or so transitioned are expected to be closed. Nortel Networks expects to complete this plan by June 2002, subject to the closing of specific transactions, the timing of which is impacted by regulatory approval processes and business issues.

On August 24, 2001, Nortel Networks completed a transaction with Zhone Technologies, Inc. to sell the AccessNode ABM and CDS shelf products and the Universal Edge 9000 digital loop carrier shelf and remote access shelf products.

On August 3, 2001, Nortel Networks announced the completion of the previously announced transfer of its ownership interest in Arris to Arris Group, Inc. (“Arris Group”), ANTEC Corporation’s new parent company. As a result, at December 31, 2001, Nortel Networks owned a 49.2 percent non-controlling interest in Arris Group, compared to the previous 81.25 percent controlling interest in Arris.

On July 25, 2001, Nortel Networks completed a transaction with GE Industrial Systems Technology Management Inc., a division of the General Electric Company, to sell the Lentronics JungleMUX SONET multiplexer and TN-1U SDH multiplexer products.

The assets and liabilities of discontinued operations presented in the accompanying Consolidated Balance Sheets as at December 31, were as follows:

	2001	2000

Accounts receivable — net	$109	$923
Inventories — net	66	509
Deferred income taxes	358	86
Other current assets	175	4

Total current assets of discontinued operations	708	1,522

Intangible assets — net	17	1,008
Other long-term assets	266	598

Total assets of discontinued operations	$991	$3,128

Current liabilities	$421	$186
Long-term liabilities	11	74

Total liabilities of discontinued operations	$432	$260

The net cash used in discontinued operations for the years ended December 31, presented in the accompanying Consolidated Statements of Cash Flows, were as follows:

	2001	2000	1999

Cash flows from (used) in discontinued operations
Operating activities	$(733)	$(784)	$(570)
Investing activities	32	(356)	(85)

Net cash used in discontinued operations	$(701)	$(1,140)	$(655)

5.	Acquisitions

The following tables set out certain information as at December 31, 2001 for the acquisitions completed by Nortel Networks in the years ended December 31, 2001, 2000 and 1999, excluding those entities acquired which were subsequently discontinued (see note 4). All of these acquisitions were accounted for using the purchase method. The accompanying Consolidated Financial Statements include the operating results of each of these businesses from their respective dates of acquisition.

Purchase price allocation and amortization period for intangible assets

Closing Date		Goodwill	Acquired Technology		Net Tangible Assets	Deferred Stock
& Acquisition	Purchase Price	( - - amortization period - - )		IPR&D	(Liabilities)	Option Compensation

2001
February 13 980 NPLC Business (i)	$2,818	$2,417	$402	$15	$(16)	$—
		(4 years)	(3 years)

2000
October 5 Alteon (ii)	$8,054	$6,705	$391	$403	$127	$428
		(4 years)	(3 years)

September 5 EPiCON (iii)	$284	$262	$13	$6	$(1)	$4
		(3 years)	(3 years)

July 1 Architel (iv)	$472	$420	$17	$16	$17	$2
		(4 years)	(2 years)

June 23 CoreTek (v)	$1,411	$1,154	$115	$176	$(34)	$—
		(3 years)	(3 years)

June 2 Xros (vi)	$3,227	$3,004	$29	$191	$3	$—
		(3 years)	(3 years)

May 12 Photonic (vii)	$32	$29	$—	$—	$3	$—
		(3 years)

March 16 Clarify (viii)	$2,114	$1,812	$210	$64	$28	$—
		(3 years)	(2 years)

January 28 Qtera (ix)	$3,004	$2,412	$—	$559	$33	$—
		(3 years)

January 24 Dimension (x)	$65	$58	$—	$—	$7	$—
		(4 years)

Other (xi)

1999
November 12 Periphonics (xii)	$481	$271	$66	$68	$76	$—
		(4 years)	(3 years)

April 16 Shasta Networks (xiii)	$349	$164	$—	$180	$5	$—
		(3 years)

Form of initial consideration and other

(i)	JDS Uniphase Corporation’s Zurich, Switzerland-based subsidiary, as well as related assets in Poughkeepsie, New York (the “980 NPLC Business”), was a designer and manufacturer of strategic 980 nanometer pump-laser chips. In connection with the acquisition, Nortel Networks issued approximately 65.7 million common shares. The purchase price included $500 of deferred consideration which is payable after December 31, 2003 in common shares of Nortel Networks. The actual number of common shares to be transferred to satisfy the $500 of deferred consideration will be between 10.9 million and 16.4 million depending on Nortel Networks common share price at that date. The minimum number of common shares are considered issued and outstanding for financial reporting purposes. The calculated number of common shares to be transferred is subject to reduction to the extent that Nortel Networks meets certain purchase commitments from JDS Uniphase Corporation by that date.

(ii)	Alteon WebSystems, Inc. (“Alteon”) was a provider of next generation Internet infrastructure solutions. In connection with the acquisition, Nortel Networks issued approximately 81.9 million common shares and assumed the equivalent of approximately 29.0 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed Alteon stock options, using the Black-Scholes valuation model, was $1,692.

Subsequent to the completion of the acquisition, Nortel Networks sold Alteon’s network interface card division to 3Com Corp. for $110 in cash, resulting in a $103 decrease to the goodwill recorded on the acquisition.

As part of the acquisition, Nortel Networks assumed a call/put option between Alteon and one of its cost investments. During 2001, the call option was exercised by the cost investment, and Nortel Networks acquired the remaining ownership interest in the cost investment. In connection with the acquisition, Nortel Networks issued approximately 1.7 million common shares.

(iii)	EPiCON, Inc. (“EPiCON”) was a provider of a software platform that enables application service providers to deliver and manage applications as services over the Internet. In November 1999, Nortel Networks made an initial investment in EPiCON, representing an approximate 9 percent ownership interest. On September 5, 2000, Nortel Networks issued approximately 4.3 million common shares and assumed the equivalent of approximately 1.0 million stock options to purchase common shares of Nortel Networks to acquire the remaining approximate 91 percent ownership interest. The fair value of the assumed EPiCON stock options, using the Black-Scholes valuation model, was $38.

As part of its work plan to streamline its business, during the second quarter of 2001, Nortel Networks closed the operations acquired with the EPiCON transaction. The closure of EPiCON did not have a material impact on the business, results of operations, and financial condition of Nortel Networks.

(iv)	Architel Systems Corporation (“Architel”) was a provider of software systems that allow service providers to provide Internet and other next-generation Internet Protocol (“IP”) services. In connection with the acquisition, Nortel Networks issued approximately 6.0 million common shares and assumed the equivalent of approximately 0.8 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed Architel stock options, using the Black-Scholes valuation model, was $40.

As part of its work plan to streamline its business, during the fourth quarter of 2001, Nortel Networks recorded a charge of $233, included in loss on sale of businesses, to write down the carrying value of the Architel assets identified for disposition to net realizable value (see note 20).

(v)	CoreTek, Inc. (“CoreTek”) was a developer of strategic optical components. In connection with the acquisition, Nortel Networks issued approximately 14.5 million common shares and assumed the equivalent of approximately 3.4 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed CoreTek stock options, using the Black-Scholes valuation model, was $175.

(vi)	Xros, Inc. (“Xros”) was a developer of second-generation, large-scale, fully photonic switching. In connection with the acquisition, Nortel Networks issued approximately 52.9 million common shares and assumed the equivalent of approximately 2.1 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed Xros stock options, using the Black-Scholes valuation model, was $76.

(vii)	Photonic Technologies, Inc. (“Photonic”) was a developer of optical component technology for the manipulation and control of the polarization of light. In connection with the acquisition, Nortel Networks paid approximately $32 in cash to acquire the remaining approximate two-thirds ownership interest in Photonic that it did not previously own.

As part of its work plan to streamline its business, during the third quarter of 2001, Nortel Networks closed the operations acquired with the Photonic transaction. The closure of Photonic did not have a material impact on the business, results of operations, and financial condition of Nortel Networks.

(viii)	Clarify Inc. (“Clarify”) was a provider of eBusiness front office solutions. In connection with the acquisition, Nortel Networks issued approximately 63.4 million common shares and assumed the equivalent of approximately 17.6 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed Clarify stock options, using the Black-Scholes valuation model, was $363.

As part of its work plan to streamline its business, on November 28, 2001 Nortel Networks and Amdocs Limited completed a transaction to sell substantially all assets used in the Clarify portfolio, including patents, intellectual property, and trademarks for approximately $200 in cash. The results relating to Clarify were not material to the business, results of operations, and financial condition of Nortel Networks.

(ix)	Qtera Corporation (“Qtera”) was a producer of ultra-long-reach optical networking systems. In connection with the acquisition, Nortel Networks issued approximately 56.4 million common shares, of which approximately 10.4 million common shares of Nortel Networks were issued into escrow related to contingent consideration. The equivalent of approximately 7.4 million stock options to purchase common shares of Nortel Networks and 1.9 million warrants convertible into common shares of Nortel Networks were assumed. The fair values of the assumed Qtera stock options and warrants, using the Black-Scholes valuation model were $349 and $78, respectively. These issued shares, assumed stock options and assumed warrants exclude the common shares that were to be issued to the former holders of assumed stock options and warrants on the achievement of certain business performance objectives.

(x)	Dimension Enterprises, Inc. (“Dimension”) was an engineering and business strategy consulting firm. In connection with the acquisition, Nortel Networks paid approximately $37 in cash for Dimension.

As part of its work plan to streamline its business, Nortel Networks made the decision to exit the consulting services business acquired with this acquisition during the fourth quarter of 2001. The results relating to Dimension were not material to the business, results of operations, and financial condition of Nortel Networks (see note 7).

(xi)	Other

Nortel Germany

Effective January 1, 2000, Nortel Networks increased its ownership interest in Nortel Networks Germany GmbH & Co. KG (formerly known as Nortel Dasa Network Systems GmbH and Co. KG) (“Nortel Germany”), from a 50 percent joint control interest to a 58 percent controlling interest.

Nortel France

Effective January 1, 2000, Nortel Networks increased its ownership interest in Nortel Networks France SAS (formerly known as Matra Nortel Communications S.A.S.) (“Nortel France”), from a 50 percent joint control interest to a 55 percent controlling interest.

(xii)	Periphonics Corporation (“Periphonics”) was a provider of interactive voice solutions used in call centers and other voice and data network applications. In connection with the acquisition, Nortel Networks issued approximately 16.8 million common shares and assumed the equivalent of approximately 1.9 million stock options to purchase common shares of Nortel Networks. The fair value of the assumed Periphonics stock options, using the Black-Scholes valuation model, was $30.

(xiii)	Shasta Networks, Inc. (“Shasta Networks”) was a provider of gateways and systems for IP public data networks. In connection with the acquisition, Nortel Networks issued approximately 18.5 million common shares.

As described in note 7, the amount of intangible assets associated with a number of Nortel Networks prior acquisitions was written down during the year ended December 31, 2001.

Contingent consideration

In certain acquisition transactions, Nortel Networks agrees to additional purchase consideration upon the achievement of specific objectives by the acquired business. The achievement of these objectives results in an increase in the purchase price of the acquired business for consideration subsequent to the purchase date, and a corresponding increase at that time to the goodwill recorded on the acquisition. The maximum contingent consideration is fixed as at the date of acquisition. The following table outlines acquisitions completed by Nortel Networks for the years ended December 31, 2001, 2000, and 1999 for which it was possible for contingent consideration to be earned during the year ended December 31, 2001, if the acquired businesses met the specific performance objectives.

	Maximum	Contingent
Year &	Contingent	Consideration
Acquisition	Consideration	Earned to Date

2000
CoreTek	$364	$364

	Payable in common shares, upon CoreTek achieving certain business performance objectives in 2000 and 2001. Of the $364 earned, $208 was earned in 2001, and $156 was earned in 2000.

Photonic	$5	$—

	As part of its initiatives to streamline its business around its core growth areas, Nortel Networks closed the operations acquired with the Photonic transaction. The contingent consideration available at January 1, 2001 was not earned during 2001, and as a result, such remaining contingent consideration will not be paid.

Qtera	$500	$300

	The remaining $200 of contingent consideration available to the former shareholders, option holders and warrant holders of Qtera at January 1, 2001 was not earned during 2001, and as a result such remaining contingent consideration will not be paid.

Dimension	$34	$28

	Payable in cash, upon Dimension achieving certain business performance objectives by the end of 2002. Of the $28 earned to date, $13 was earned in 2001, and $15 was earned in 2000. As part of its initiatives to streamline its business around its core growth areas, Nortel Networks made the decision to exit the consulting services business acquired with the Dimension transaction.

In-process research and development

IPR&D charges represent the value on closing of a business purchase combination of the acquired research and development which was not technologically feasible as of the acquisition date and, other than its intended use, had no alternative future use. Independent valuations were performed to assess and allocate a value to IPR&D. The value allocated to IPR&D represented the estimated fair value based on risk-adjusted future cash flows generated from the products that would result from each of the in-process projects. Estimated future after tax cash flows of each project, on a product by product basis, were based on Nortel Networks estimates of revenues less operating expenses, cash flow adjustments, income taxes and charges for the use of contributory assets. Future cash flows were also adjusted for the value contributed by any core technology and development efforts that were completed post-acquisition.

Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles, the estimated life of each product’s underlying technology, and historical pricing. Estimated operating expenses include cost of goods sold, selling, general and administrative and R&D expenses. The estimated R&D expenses include costs to maintain the products once they have been introduced into the market and are generating revenues and costs to complete the IPR&D. Operating expense estimates were consistent with historical margins and expense levels for similar products.

The discount rates used to discount the projected net returns were based on a weighted average cost of capital relative to Nortel Networks and the high technology industry, as well as the product-specific risk associated with the IPR&D projects. Product-specific risk includes the stage of completion of each product, the complexity of the development work completed to date, the likelihood of achieving technological feasibility, and market acceptance.

The forecast data employed in the analyses was based upon both forecast information maintained by the acquired companies and Nortel Networks estimate of future performance of the business. The inputs used by Nortel Networks in analyzing IPR&D were based upon assumptions that Nortel Networks believes to be reasonable but which are inherently uncertain and unpredictable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results.

A brief description of the IPR&D projects in process or completed during the fourth quarter ended December 31, 2001, is set forth in the table below.

		Estimated	Expected
		Percentage	Cost to
		Complete on	Complete on	Discount
Year & Acquisition	IPR&D Project	Acquisition	Acquisition	Rate Utilized

2001
980 NPLC Business	G08 980 nanometer pump-laser chip	10%	$10	25%

	980 nanometer pump-laser chips are a critical component used in optical assemblies and are a key part of optical systems. The project is expected to be completed and to begin contributing to consolidated revenues by the end of the first quarter of 2003.

2000
CoreTek	Gain Tilt Monitor ("GTM")	81%	$1.6	23%

	The GTM is a low-end wavelength monitor solution that provides a measure of relative power accuracy per channel in Dense Wavelength Division Multiplexing systems. The GTM is specifically designed to be used in every long-haul line amplifier. The project was completed in the second quarter of 2001. The project began contributing to consolidated revenues in the fourth quarter of 2001.

	Optical Performance Monitor (“OPM”)	75%	$2.4	23%

	The OPM is a high-end wavelength monitor. The OPM is designed to meet specifications provided by certain key telecommunication service providers. The project was completed in the second quarter of 2001. Nortel Networks revised its original estimates and now expects that the project will begin contributing to consolidated revenues by the second half of 2002.

	Laser Locker Card (“LLC”)	65%	$4.2	23%

	The LLC is a tunable laser configuration with an optical feedback loop for wavelength locking. The LLC uses a differential etalon approach that outputs a comparative signal into a closed feedback loop for tuning and locking the laser. Due to changes in the scope of the product requirements, Nortel Networks revised its original estimates and now expects the project to be completed and to begin contributing to consolidated revenues by the end of the fourth quarter of 2002.

		Estimated	Expected
		Percentage	Cost to
		Complete on	Complete on	Discount
Year & Acquisition	IPR&D Project	Acquisition	Acquisition	Rate Utilized

Xros	X-1000	65%	$8.8	22%

The X-1000 is an all-optical cross-connect system for fiber-optic networks. Nortel Networks revised its original estimates and now expects that the project will be completed and will begin contributing to consolidated revenues in the fourth quarter of 2002.

In order for Nortel Networks to succeed in the highly competitive and rapidly changing marketplace in which it operates, acquired assets must be integrated quickly into its customer solutions as enhancements of existing technology or as part of a larger platform. It is Nortel Networks normal practice to begin the integration of acquired businesses (including management responsibilities, financial reporting, and human resources) immediately following the closing of the transaction. As such, Nortel Networks does not specifically track revenues generated from completed IPR&D projects of acquired businesses subsequent to the closing and integration of acquisitions. While Nortel Networks believes that all of the development projects will be successfully completed, failure of any of these projects to achieve technological feasibility, and/or any variance from forecasted results, may result in a material adverse effect on the business, results of operations, and financial condition of Nortel Networks.

6.	Consolidated financial statement details

Consolidated statements of operations

The following tables provide details for the years ended December 31:

Research and development expense:

	2001	2000	1999

R&D expense	$3,224	$3,633	$2,724
R&D costs incurred on behalf of others (a)	68	64	131

Total	$3,292	$3,697	$2,855

(a)	These costs include R&D charged to customers of Nortel Networks pursuant to contracts that provide for full recovery of the estimated cost of development, material, engineering, installation and all other attracted costs, which are accounted for as contract costs.

Other income (expense) — net:

	2001	2000	1999

Interest income	$119	$130	$132
Minority interest	(4)	(86)	(26)
Gain (loss) on sale of investments	(368)	884	193
Other — net	(98)	(119)	(90)

Other income (expense) — net	$(351)	$809	$209

Currency exchange gains (losses):

	2001	2000	1999

Currency exchange gains (losses) (a)	$2	$10	$(93)

(a)	Currency exchange gains (losses) as included in net loss.

Consolidated balance sheets

The following tables provide details as at December 31:

Inventories — net:

	2001	2000

Raw materials	$759	$682
Work in process	586	853
Finished goods	234	2,292

Inventories — net(a)	$1,579	$3,827

(a)	Net of inventory provisions of $933 and $515 as at December 31, 2001 and 2000, respectively. Nortel Networks has also accrued in other accrued liabilities $565 at December 31, 2001 for cancellation charges, for inventory in excess of future demand, and for the settlement of certain other claims related to its contract manufacturers or suppliers.

Plant and equipment — net:

	2001	2000

Cost:
Land	$124	$120
Buildings	1,761	1,699
Machinery and equipment	4,547	4,378

	6,432	6,197

Less accumulated depreciation:
Buildings	(794)	(452)
Machinery and equipment	(3,067)	(2,388)

	(3,861)	(2,840)

Plant and equipment — net	$2,571	$3,357

Intangible assets — net:

	2001	2000

Cost:
Acquired technology	$5,762	$5,795
Goodwill	12,413	22,288

	18,175	28,083

Less accumulated amortization:
Acquired technology	(5,477)	(4,670)
Goodwill	(9,603)	(5,455)

	(15,080)	(10,125)

Intangible assets — net	$3,095	$17,958

Consolidated statements of cash flows

The following tables provide details for the years ended December 31:

Cash and cash equivalents at end of year — net:

	2001	2000	1999

Cash on hand and balances with banks	$1,297	$1,218	$534
Short-term investments	2,216	426	1,619

Cash and cash equivalents end of year — net	$3,513	$1,644	$2,153

Acquisitions of investments and businesses — net of cash acquired:

	2001	2000	1999

Cash acquired	$(10)	$(385)	$(22)
Total net assets acquired other than cash	(2,857)	(18,374)	(1,462)

Total purchase price	(2,867)	(18,759)	(1,484)

Less: cash acquired	10	385	22
Less: non-cash consideration paid other than common share options and contingent consideration	2,778	15,527	769
Less: common share option consideration paid	—	2,811	30
Less: cash consideration contingent upon the achievement of certain operational milestones	—	39	18

Acquisitions of investments and businesses — net of cash acquired	$(79)	$3	$(645)

Interest and income taxes paid:

	2001	2000	1999

Interest paid	$253	$158	$179
Income taxes paid	$20	$736	$421

Receivables sales:

	2001	2000

Proceeds from new securitizations	$789	$1,632
Proceeds from collections reinvested in revolving period securitizations	$688	$1,043

7.	Special charges

The following tables detail special charges incurred for the years ended December 31:

2001

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Restructuring activities:
Workforce reduction	$1,361	$975	$(14)	$400
Contract settlement and lease costs	883	110	—	773
Plant and equipment write downs	970	—	970	—
Intangible asset write-off	106	—	106	—
Other	39	8	—	31

	3,359	1,093	1,062	1,204

Intangible assets write down	12,422	—	12,422	—

Total	$15,781	$1,093	$13,484	$1,204

During 2001, in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks implemented its work plan to streamline its operations and activities around its core markets and leadership strategies. This work plan was adjusted during the year to reflect the continued decline in the industry and economic environment, and in the capital markets.

In addition, as part of its review of financial results during each of the three months ended June 30, September 30, and December 31, 2001, Nortel Networks performed separate assessments of the carrying values of its intangible assets based on the respective intangible asset balances outstanding in each period. The conclusion of the assessment performed during the three months ended June 30, 2001 was that the decline in market conditions within Nortel Networks industry was significant and other than temporary. As a result, Nortel Networks recorded a $12,422 write down of intangible assets in the three months ended June 30, 2001, based on the amount by which the carrying amount of these assets exceeded their fair value. The conclusions of the assessments performed during both the three months ended September 30, and December 31, 2001 were that no additional write down of intangible assets was required. There has been no impairment in enterprise level goodwill during the year ended December 31, 2001.

Restructuring activities

For the year ended December 31, 2001, Nortel Networks recorded restructuring charges of $3,359.

Workforce reduction charges of $1,361 were related to the cost of severance and benefits associated with the approximately 36,100 employees notified of termination. Of the 36,100 employees notified by December 31, 2001, approximately 13,900 were direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks products, and approximately 22,200 were indirect sales, marketing, and administrative employees, and manufacturing managers. The workforce reduction was primarily in North America and the United Kingdom and extended across all of Nortel Networks segments. As at December 31, 2001, the workforce reduction provision balance has been drawn down by cash payments of $975, offset by $14 of non-cash curtailment income related to both pension and other post-retirement benefits, resulting in an ending provision balance for workforce reduction of $400. The remaining provision is expected to be substantially drawn down by the end of 2002.

In conjunction with the above noted workforce reduction, Nortel Networks identified a number of leased and owned facilities comprised of office, warehouse and manufacturing space, as well as leased manufacturing equipment, that were no longer required. As a result, Nortel Networks recorded net lease costs of approximately $757. The costs primarily related to Nortel Networks future contractual obligations under operating leases. Offsetting the total lease charge is approximately $506 in expected sublease revenue on leases that Nortel Networks cannot terminate. Nortel

Networks expects to have subleased substantially all of these properties by the end of 2004. Nortel Networks wrote down the net carrying value of specific owned facilities across all segments within North America, and the United Kingdom. The write down of approximately $95 reflects the net realizable value based on market assessments for general purpose facilities. Contract settlement costs included negotiated settlements of approximately $126 to either cancel contracts or renegotiate existing contracts across all of Nortel Networks segments. As at December 31, 2001, the provision balance for contract settlement and lease costs has been drawn down by cash payments of $110, resulting in an ending provision balance of $773. The remaining provision is expected to be substantially drawn down by the end of 2004.

Plant and equipment write downs of approximately $440 consisted of the write down of leasehold improvements and certain information technology equipment associated with the exiting of the above noted leased and owned facilities.

In addition, as a result of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks has performed assessments of certain plant and equipment assets as part of its review of financial results during 2001. The conclusion of these assessments resulted in a write down of certain plant and equipment within global operations, a function that supports all of Nortel Networks segments, and within the Optical Long-Haul Networks segment, of approximately $435.

Within global operations, it was determined that there was excess test equipment at a number of system houses that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $66 to write down the value of this equipment to its net realizable value based on the current fair value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of the second quarter of 2002.

Within the Optical Long-Haul Networks segment, it was determined that there was excess manufacturing equipment at a number of facilities that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $278 to write down the value of this equipment to its net realizable value based on the current fair market value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of the second quarter of 2002. Nortel Networks also wrote down the net carrying value of a specialized manufacturing facility within the Optical Long-Haul Networks segment for the production of optical components within North America. The write down of approximately $91 reflects the net realizable value based on market assessments for a general purpose facility.

The intangible asset write-off of $106 was related to the remaining net book value of goodwill associated with the prior acquisitions of MICOM Communications Corp and Dimension. As part of Nortel Networks work plan to streamline its business, Nortel Networks has made the decision to exit all technologies and consulting services related to these prior acquisitions. The results related to these prior acquisitions were not material to the business, results of operations, and financial condition of Nortel Networks.

Intangible assets write down

For the year ended December 31, 2001, Nortel Networks recorded an intangible assets write down of $12,422.

Nortel Networks, as part of its review of financial results during the three months ended June 30, 2001, performed an assessment of the carrying values of intangible assets recorded in connection with its various acquisitions. The assessment during that period was performed in light of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, and the adjustment of technology valuations. The conclusion of that assessment was that the decline in market conditions within Nortel Networks industry was significant and other than temporary. As a result, Nortel Networks recorded a $12,422 write down of intangible assets in the three months ended June 30, 2001, based on the amount by which the carrying amount of these assets exceeded their fair value. The write down was primarily related to the goodwill associated with the acquisition of Alteon within the Metro and Enterprise Networks segment and the acquisitions of the 980 NPLC Business, Xros, and Qtera within the Optical Long-Haul Networks segment.

Fair value was determined based on discounted future cash flows for the businesses that had separately distinguishable intangible asset balances and whose operations had not yet been fully integrated into Nortel Networks. The cash flow periods used were five years, the discount rate used was 20 percent, and the terminal values were estimated based upon terminal growth rates ranging from 5 to 11 percent. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflected management’s best estimates. The discount rate was based upon Nortel Networks weighted average cost of capital as adjusted for the risks associated with the operations.

2000

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Workforce reduction	$130	$130	$—	$—
Intangible asset write-off	133	—	133	—
Other	4	—	4	—

	$267	$130	$137	$—

In the year ended December 31, 2000, Nortel Networks recorded special charges aggregating to $267 relating to restructuring activities, and one-time costs of $2 related to inventory provisions and included in cost of revenues.

Restructuring activities

Restructuring activities involved the implementation of Nortel Networks initiative to strategically realign resources into high growth areas of the business in response to shifts in customers’ needs and transitions from older to newer technologies across Nortel Networks product portfolio, and the outsourcing of certain information services functions. The outsourcing of certain corporate services began in the third quarter of 1999.

Workforce reduction costs of approximately $30 related to approximately 2,000 employees in connection with the outsourcing of certain information services functions. The remaining workforce reduction charges of approximately $100 related primarily to approximately 2,000 employees in connection with the initiative to strategically realign resources.

The intangible asset write-off of $133 represented a reduction of the goodwill related to Nortel France. Nortel Networks changed its business mandate for Nortel France from the product focus for which it was acquired, and restructured the business to focus on distribution channels.

The remaining provision balance of $48 as at December 31, 2000, which related to the approximately 2,000 employees identified in the strategic resource realignment described above, was fully drawn down in 2001.

1999

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Workforce reduction	$81	$81	$—	$—
Write down of equipment	14	—	14	—
Contract settlement and lease costs	30	30	—	—

	$125	$111	$14	$—

In the year ended December 31, 1999, Nortel Networks recorded special charges aggregating to $125 relating to restructuring activities and one-time costs of $49.

Restructuring activities

Restructuring activities involved Nortel Networks exit of the Satellite and Time Division Multiple Access small switch operations within the former Service Provider and Carrier (“SP&C”) segment, and the Consumer Products and Open Speech operations within the former Enterprise segment. The restructuring activities also involved the streamlining of the former SP&C manufacturing operations in connection with Nortel Networks strategy announced in January 1999.

Workforce reduction charges represented the cost of severance and related benefits for the termination of approximately 1,850 employees in the above noted restructuring activities.

Contract settlement and lease costs included lease termination costs for the Open Speech operations, as well as the write-off of leasehold improvements and furniture and fixtures related to these facilities.

The remaining provision balance of $28 as at December 31, 2000, related to workforce reduction, was fully drawn down in 2001.

One-time costs

The restructuring of the above noted businesses resulted in Nortel Networks no longer supporting several of its existing products and new product introductions. Nortel Networks recorded a charge to write-off the remaining book value of redundant raw materials inventory related to the Consumer Products operations and the former SP&C operations. The inventory provision was recorded in cost of revenues. Also included was a one-time, non-recurring charge for Nortel Networks coverage of an obligation by a customer to a third party, a non-recurring and non-operational charge related to the settlement of a patent infringement suit, and other costs. These amounts were recorded in selling, general and administrative expenses.

8.	Long-term debt and credit facilities

Long-term debt

At December 31, long-term debt consisted of:

	2001	2000

8.75% Notes due June 12, 2001	$—	$250
Term credit facility due June 28, 2001, with a floating interest rate based on LIBOR + .12%	—	120
6.88% Notes due October 1, 2002	300	300
6.00% Notes due September 1, 2003	200	200
6.125% Notes due February 15, 2006	1,500	—
7.40% Notes due June 15, 2006	150	150
4.25% Convertible senior notes due September 1, 2008	1,800	—
6.88% Notes due September 1, 2023	200	200
7.88% Notes due June 15, 2026	150	150
Other long-term debt with various repayment terms and a weighted average interest rate of 6.49%	158	210
Obligations under capital leases	20	43

	4,478	1,623
Less: Long-term debt due within one year	384	445

Long-term debt	$4,094	$1,178

At December 31, 2001, the amounts of long-term debt payable for the years ending December 31, consisted of:

2002	$384
2003	258
2004	12
2005	-
2006	1,650
Thereafter	2,174

Total long-term debt payable	$4,478

Nortel Networks long-term debt was unsecured as at December 31, 2001.

On August 15, 2001, Nortel Networks completed a private offering of $1,800 of 4.25 percent convertible senior notes (the “Senior Notes”), due on September 1, 2008. The Senior Notes pay interest on a semi-annual basis on March 1 and September 1, beginning on March 1, 2002. The Senior Notes are convertible, at any time by holders into common shares of Nortel Networks, at an initial conversion price of ten dollars per common share, subject to adjustment upon the occurrence of certain events. Nortel Networks may redeem some or all of the Senior Notes in cash at any time on or after September 7, 2004 at a redemption price of between 100 percent and 102.125 percent of the principal amount of the Senior Notes depending on the redemption date, plus accrued and unpaid interest and additional interest, if any, to the date of the redemption. In addition, Nortel Networks may be required to redeem the Senior Notes in cash and/or common shares under certain circumstances such as a change in control, or Nortel Networks may redeem the Senior Notes at its option under certain circumstances such as a change in the applicable Canadian withholding tax legislation. Nortel Networks principal direct operating subsidiary, Nortel Networks Limited, is the full and unconditional guarantor of the Senior Notes in the event Nortel Networks does not make payments for the principal, or interest, or premium, if any, or other amounts, if any, as they are due. The guarantee is a direct, unconditional, unsecured, and unsubordinated obligation of Nortel Networks Limited.

On February 8, 2001, Nortel Networks Limited completed an offering of $1,500 of 6.125 percent notes due on February 15, 2006 (the “Notes”). The Notes pay interest on a semi-annual basis on February 15 and August 15, which began on August 15, 2001. The Notes are redeemable, at any time at Nortel Networks Limited’s option, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium.

Credit facilities

Effective December 20, 2001, Nortel Networks Limited and its subsidiary, Nortel Networks Inc., amended their June 14, 2001 $2,000 364-day syndicated credit agreements. These amendments reduced the size of the committed facilities to $1,575 and extended the term of the credit agreements to December 13, 2002, with a one-year term out option to convert outstanding amounts under the credit agreements into term loans on December 13, 2002.

The credit agreements contain financial covenants that require (i) the maintenance of a minimum consolidated tangible net worth at the consolidated Nortel Networks Limited level, and (ii) the achievement of certain minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) thresholds at the Nortel Networks level beginning in the first quarter of 2002. Certain business restructuring charges and other one-time charges and gains will be excluded from the calculation of EBITDA. In addition, these credit agreements contain covenants restricting additional debt, the payment of dividends, corporate events, liens, sale and leasebacks, and investments, among others. These credit agreements also provide for the granting of security, which may include a pledge of shares and/or a guarantee, over substantially all of Nortel Networks Limited’s assets and those of most of its United States and Canadian subsidiaries and also provide for either a pledge of shares or a guarantee by certain of Nortel Networks Limited’s other subsidiaries. The security will be granted in the event that one of Nortel Networks Limited’s United States senior unsecured long-term debt ratings fall below investment grade, defined as either Baa3 or BBB-, as determined by Moody’s Investors Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Service (“S&P”), respectively. The security would be released when both of these debt ratings return to Baa2 (with a stable outlook) and BBB (with a stable outlook) as determined by Moody’s and S&P, respectively. In the event that such security is in fact granted as a result of such rating downgrade, certain of the long-term debt outstanding at December

31, 2001, will also be secured to the extent required by the terms and conditions of such long-term debt during the time that the security arrangements under the credit agreements are in effect.

On April 12, 2000, Nortel Networks Limited and Nortel Networks Inc. entered into five-year and 364-day syndicated credit agreements, which permit borrowings in an aggregate amount of up to $2,000. On April 11, 2001, Nortel Networks Limited and Nortel Networks Inc. extended and increased the April 12, 2000, 364-day syndicated credit agreements to permit borrowings in an aggregate amount of up to $1,750 from $1,250, with a one-year term out option to convert outstanding amounts under the 364-day syndicated credit agreements into term loans on the termination date of the credit agreements. As a result, total borrowings permitted under these syndicated five-year and 364-day credit agreements are $2,500.

At December 31, 2001 Nortel Networks Limited was in compliance with the covenants and had not drawn under any of the credit agreements. In addition, Nortel Networks Limited’s debt ratings were within investment grade as determined by both Moody’s and S&P.

In the event of a debt rating downgrade below investment grade, Nortel Networks will be subject to additional reporting requirements in its future filings with the SEC.

At December 31, 2001 and 2000, Nortel Networks had total unused committed credit facilities of approximately $4,400 and $2,160, respectively. These credit facilities are generally available at interest rates of LIBOR plus a spread, dependent on the amount drawn under these credit facilities and in certain cases, the United States long-term debt ratings of Nortel Networks Limited.

9.	Income taxes

The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax benefit (provision) included in the accompanying Consolidated Statements of Operations for the years ended December 31:

	2001	2000	1999

Income taxes at Canadian rates (2001 - 40.8%, 2000 - 42.3%, 1999 - 42.9%)	$11,250	$769	$(137)
Reduction of Canadian taxes applicable to manufacturing profits	(71)	36	44
Difference between Canadian rate and rates applicable to subsidiaries in the United States and other jurisdictions	(590)	116	112
Difference between basic Canadian rate and rates applicable to gain (loss) on sale of businesses	(128)	(30)	40
Non-deductible amortization of acquired intangibles and IPR&D expense	(6,800)	(2,197)	(640)
Foreign operation tax benefit	902	—	—
Change in valuation allowance	(1,367)	—	—
Utilization of losses	24	64	34
Other	32	65	(29)

Income tax benefit (provision)	$3,252	$(1,177)	$(576)

Details of Nortel Networks income taxes:
Earnings (loss) from continuing operations before income taxes:
Canadian, excluding gain (loss) on sale of businesses	$(3,602)	$765	$228
United States and other, excluding gain (loss) on sale of businesses	(23,845)	(2,757)	(40)
Gain (loss) on sale of businesses	(112)	174	131

	$(27,559)	$(1,818)	$319

Income tax benefit (provision):
Canadian, excluding gain (loss) on sale of businesses	$510	$(229)	$(96)
United States and other, excluding gain (loss) on sale of businesses	2,824	(845)	(455)
Gain (loss) on sale of businesses	(82)	(103)	(25)

	$3,252	$(1,177)	$(576)

Income tax benefit (provision):
Current	$1,240	$(1,567)	$(1,190)
Deferred	2,012	390	614

	$3,252	$(1,177)	$(576)

The following table shows the significant components included in deferred income taxes as at December 31:

	2001	2000

Deferred income taxes:
Assets:
Tax benefit of loss carryforwards and tax credits	$3,077	$340
Provisions and reserves	1,775	782
Post-retirement benefits other than pensions	381	174
Plant and equipment	25	46
Pension plan liabilities	49	32
Deferred compensation	35	25
Unrealized losses on investments	107	—
Other	33	14

	5,482	1,413
Valuation allowance	(1,687)	(212)

	3,795	1,201

Liabilities:
Acquired technology	110	427
Provisions and reserves	560	462
Plant and equipment	166	132
Unrealized gains on equity investments	—	108
Pension plan assets	—	13
Other	14	6

	850	1,148

Net deferred income tax assets	$2,945	$53

Nortel Networks has provided a valuation allowance on certain deferred income tax assets of approximately $63 as at December 31, 2001, which pertain to certain provisions and loss carryforwards resulting from certain acquisitions. When recognized by Nortel Networks, the tax benefit of these amounts will be accounted for as a credit to goodwill, to the extent that there is remaining goodwill associated with the specific acquisition, rather than as a reduction of the income tax provision. For the year ended December 31, 2000, Nortel Networks recognized approximately $40 of previously unrecognized loss carryforwards plus other acquired tax benefits from certain acquisitions which were accounted for as a credit to goodwill. No such amounts were recognized during the year ended December 31, 2001.

Nortel Networks had the following net operating and capital loss carryforwards and tax credits which are scheduled to expire in the following years at December 31, 2001:

	Net
	Operating	Capital	Tax
	Losses	Losses(a)	Credits(b)	Total

2004 - 2006	$789	$—	$180	$969
2007 - 2009	21	—	283	304
2010 - 2011	—	—	347	347
2017 - 2021	2,688	—	—	2,688
Indefinitely	446	3,603	—	4,049

	$3,944	$3,603	$810	$8,357

(a)	The capital losses may only be used to offset future capital gains realized in the United Kingdom. Nortel Networks has set up a full valuation allowance against this future tax benefit.

(b)	Global investment tax credits of $154, $151, and $143 have been applied against the income tax provision in 2001, 2000, and 1999, respectively. Unused tax credits can be utilized primarily to offset future Canadian income taxes payable.

10.	Loss per common share

Basic earnings (loss) per common share is calculated by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing the net earnings (loss) by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period.

The following table details the weighted average number of common shares outstanding for the years ended December 31:

(in millions of shares)	2001	2000	1999

Weighted average number of common shares outstanding — basic and diluted	3,189	2,953	2,705

As a result of the net losses for the years ended December 31, 2001, 2000, and 1999, the potential effect of the exercise of stock options and conversion of the Senior Notes was anti-dilutive. Therefore, approximately 98, 155, and 60 of potentially dilutive securities for the years ended December 31, 2001, 2000, and 1999, respectively, have not been included in the calculation of diluted loss per common share because to do so would have been anti-dilutive.

For the years ended December 31, 2001, 2000, and 1999, approximately 147, 70, and 45 options, respectively, were excluded from the computation of weighted average number of common shares outstanding - diluted as the applicable option exercise price was greater than the average market price of Nortel Networks common shares.

11.	Related party transactions

In the ordinary course of business, Nortel Networks engages in transactions with certain of its equity-owned investees that are under or are subject to Nortel Networks significant influence and with joint ventures of Nortel Networks. These transactions are sales and purchases of goods and services under usual trade terms and are measured at their exchange amounts.

Transactions with related parties for the years ended December 31 are summarized as follows:

	2001	2000	1999

Revenues	$—	$673	$2,151
Purchases	$16	$369	$209

Effective May 1, 2000, in conjunction with the Arrangement, BCE’s ownership interest was reduced from approximately 36 percent to a nominal amount. As a result, BCE and entities that are owned by BCE were no longer considered related parties immediately after the Arrangement.

In the fourth quarter of 2001, Nortel Networks completed the sale of substantially all of the assets in the Cogent Defence Systems business (“CDS”) to EADS Defence & Security Networks S.A.S. (“EDSN”). At December 31, 2001, Nortel Networks held a 41 percent ownership interest in EDSN and European Aeronautics, Defense and Space Company (“EADS”) held the remaining 59 percent. Under the terms of the agreement, Nortel Networks sold substantially all of its assets in the CDS business including: fixed assets; accounts receivable; inventory; intellectual property; and licenses, and excluding cash on hand as at the closing date for consideration of approximately $143, subject to final adjustments, comprised of a loan note due in 2002 and a call option to acquire an additional approximate 7 percent ownership interest in Nortel France beginning in 2004. At December 31, 2001, Nortel Networks held a 55 percent ownership interest in Nortel France and EADS held the remaining 45 percent. Nortel Networks recorded a gain on the sale of approximately $37, included in loss (gain) on sale of businesses.

12.	Common shares

Nortel Networks is authorized to issue an unlimited number of common shares without nominal or par value. At December 31, the outstanding number of common shares included in shareholders’ equity consisted of:

	2001		2000		1999

	(Number of shares in thousands)
	Number		Number		Number
	of shares	$	of shares	$	of shares	$

Balance at beginning of year	3,095,772	$29,141	2,754,309	$11,745	2,652,418	$10,109
Shares issued pursuant to:
Shareholder dividend reinvestment and stock purchase plan	483	6	244	13	164	4
Stock option plans	21,499	140	54,547	466	63,880	517
Acquisitions	86,953	3,551	293,998	16,917	36,607	1,077
Conversion of subsidiary preferred shares(a)	9,035	61	—	—	—	—
Conversion of debentures	—	—	—	—	2,290	41
Plan of Arrangement(b)	—	—	(7,326)	—	—	—
Shares purchased and cancelled(c)	—	—	—	—	(1,050)	(3)

Balance at end of year	3,213,742	$32,899	3,095,772	$29,141	2,754,309	$11,745

(a)	During the year ended December 31, 2001, Nortel Networks issued common shares to the registered holders of the 200 Cumulative Redeemable Class A Preferred Shares Series 4 (“Series 4 Preferred Shares”) of Nortel Networks Limited, each of whom had exercised their right to exchange their Series 4 Preferred Shares for common shares of Nortel Networks. The number of common shares issued for each Series 4 Preferred Share was determined by dividing $0.5 (Canadian) by the greater of $2.50 (Canadian) per common share and 95 percent of the weighted average trading price per common share of Nortel Networks on The Toronto Stock Exchange for the 10 trading days immediately preceding the date on which such common shares were issued in the exchange.

(b)	Options exercisable for approximately 0.7852 of a common share (before giving effect to the May 5, 2000 stock split) granted pursuant to the Arrangement to holders of BCE options at the effective date of the Arrangement.

(c)	For the year ended December 31, 1999, the excess of cost over the carrying amount of common shares that were purchased for cancellation and charged to retained earnings was $11.

Dividends on the outstanding common shares are declared in United States dollars. Nortel Networks discontinued future common share dividends after payment on June 29, 2001 of the $0.01875 per common share dividend.

On April 27, 2000, as part of the Arrangement, Nortel Networks implemented a two-for-one stock split (the “2000 Stock Split”). The 2000 Stock Split was effective for registered common shareholders at the close of business on May 5, 2000. On July 29, 1999, Nortel Networks announced a stock dividend of one common share on each of its issued and outstanding common shares paid to shareholders of record as of the close of business on August 17, 1999 (the “1999 Stock Dividend”). All comparative references to loss per common share from continuing operations, loss per common share from discontinued operations, dividends declared per common share, weighted average number of common shares outstanding and common shares issued and outstanding, have previously been restated to reflect the impact of the 2000 Stock Split and 1999 Stock Dividend.

Shareholders’ rights plan

Effective May 1, 2000, Nortel Networks adopted a shareholders’ rights plan (the “Rights Plan”). The fundamental objectives of the Rights Plan are to provide adequate time for the Nortel Networks Board of Directors and Nortel Networks shareholders to assess an unsolicited take-over bid for Nortel Networks, to provide the Nortel Networks Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if such a bid is made, and to provide Nortel Networks shareholders with an equal opportunity to participate in such a bid.

Under the Rights Plan, Nortel Networks issued one right for each common share outstanding on May 5, 2000, after giving effect to the 2000 Stock Split, and Nortel Networks has issued and will continue to issue one right in respect of each common share issued after May 5, 2000 until the occurrence of certain events associated with an unsolicited takeover bid.

The initial issuance of the rights did not alter the financial condition of Nortel Networks, impede its business plans, or alter its Consolidated Financial Statements. The initial issuance of the rights was not dilutive. However, if a “Flip-In Event” (as defined in the Rights Plan) occurs and the rights separate from the Nortel Networks common shares as described in the Rights Plan, reported earnings (loss) per share may be affected. In addition, holders of rights not exercising their rights after a Flip-In Event may suffer substantial dilution.

13.	Employee benefit plans

Pension plans

Nortel Networks maintains various retirement programs covering substantially all of its employees consisting of defined benefit, defined contribution, and investment plans.

During 2000, Nortel Networks introduced a balanced capital accumulation and retirement program (the “Balanced Program”) and an investor capital accumulation and retirement program (the “Investor Program”), to substantially all of its North American employees and a flexible benefits plan (“Flexible Benefits Plan”) to substantially all of its employees in the United Kingdom. Those employees who were already a member of one of the existing defined benefit pension plans (the “Traditional Program”) could elect to transfer to one of these new program arrangements, as applicable, or remain in the existing Traditional Program. With the introduction of the Balanced Program, Investor Program, and Flexible Benefits Plan during 2000 the Traditional Program was closed to new entrants.

Benefits other than pensions

Nortel Networks also provides other benefits, including post-retirement benefits and post-employment benefits. Employees who elected to stay in the Traditional Program will either maintain their existing company sponsored post-retirement benefits or will receive a modified version of these benefits, depending on age or years of service. Employees who selected the Balanced Program will maintain their eligibility for post-retirement benefits at reduced company contribution levels, while employees who selected the Investor Program will have access to post-retirement benefits by purchasing a Nortel Networks-sponsored retiree health care plan at their own cost.

Nortel Networks policy is to fund defined benefit pensions and other benefits based on accepted actuarial methods as permitted by regulatory authorities. The funded amounts reflect actuarial assumptions regarding compensation, interest and other projections. Plan assets are comprised primarily of common stocks, bonds, debentures, secured mortgages and property. Included in plan assets are common shares of Nortel Networks with an aggregate market value of $23 in 2001 ($66 in 2000).

Pension and other benefit costs reflected in the accompanying Consolidated Statements of Operations are based on the projected benefit method of valuation.

The following details both the funded (unfunded) status of the defined benefit plans and post-retirement benefits other than pensions, and the associated amounts recognized in the accompanying Consolidated Balance Sheets as at December 31:

	Defined benefit plans		Post-retirement benefits

	2001	2000	2001	2000

Change in benefit obligation:
Benefit obligation at beginning of year	$5,878	$5,823	$479	$614
Service cost	197	182	13	20
Interest cost	405	394	36	39
Plan participants’ contributions	17	23	2	2
Amendments	—	16	—	(119)
Actuarial loss (gain)	346	90	28	(19)
Acquisition/divestiture/settlements	(186)	(14)	15	(27)
Benefits paid	(435)	(385)	(23)	(25)
Foreign exchange	(219)	(251)	(21)	(6)

Benefit obligation at end of year	$6,003	$5,878	$529	$479

Change in plan assets:
Fair value of plan assets at beginning of year	$6,374	$5,907	$46	$37
Actual return on plan assets	(811)	986	1	12
Employer contributions	113	129	20	21
Plan participants’ contributions	17	23	2	2
Acquisition/divestiture/settlements	(60)	(31)	—	—
Benefits paid	(435)	(385)	(23)	(25)
Change in valuation	(64)	—	—	—
Foreign exchange	(147)	(255)	(5)	(1)

Fair value of plan assets at end of year	$4,987	$6,374	$41	$46

Funded (unfunded) status of the plans	$(1,016)	$496	$(488)	$(433)
Unrecognized net plan benefits existing at January 1, 1987	(28)	(12)	—	—
Unrecognized prior service cost (credit)	24	30	(40)	(59)
Unrecognized net actuarial losses (gains)	814	(705)	(8)	(65)

Net amount recognized	$(206)	$(191)	$(536)	$(557)

Amount recognized in the Consolidated Balance Sheets:
Other liabilities	$(343)	$(261)	$(536)	$(557)
Other assets	25	70	—	—
Accumulated other comprehensive loss(a)	112	—	—	—

Net amount recognized	$(206)	$(191)	$(536)	$(557)

(a)	Due to the decline in the fair value of plan assets during 2001, Nortel Networks was required to record a minimum pension liability for certain plans representing the amount by which the accumulated benefit obligation less the fair value of the plan assets was greater than the associated liability recognized in the accompanying Consolidated Balance Sheets for those plans.

The following details selected information for defined benefit plans with accumulated benefit obligations in excess of the fair value of plan assets:

	2001	2000

Benefit obligation	$4,778	$448
Accumulated benefit obligation	$4,268	$326
Fair value of plan assets	$3,858	$7

The following details the components of net pension expense and the underlying assumptions for the defined benefit plans:

	2001	2000	1999

Pension expense:
Service cost	$197	$182	$223
Interest cost	405	394	361
Estimated return on plan assets	(461)	(450)	(398)
Amortization of prior service cost	8	10	—
Amortization of net losses (gains)	(25)	2	53
Settlement losses (gains)	1	(7)	—
Curtailment losses (gains)	16	(35)	(16)

Net pension expense	$141	$96	$223

Allocation of net pension expense:
Continuing operations	$139	$93	$216
Discontinued operations	2	3	7

Net pension expense	$141	$96	$223

Weighted average assumptions:
Discount rate	6.7%	7.0%	6.8%
Expected rate of return on plan assets	7.8%	8.1%	8.0%
Rate of compensation increase	4.6%	4.8%	4.0%

The following details the net cost components and underlying assumptions of post-retirement benefits other than pensions:

	2001	2000	1999

Post-retirement benefit cost:
Service cost	$13	$20	$31
Interest cost	36	39	44
Expected return on plan assets	(3)	(3)	(3)
Amortization	(5)	(2)	5
Settlements and curtailments	(21)	(26)	—

Net post-retirement benefit cost	$20	$28	$77

Allocation of net post-retirement benefit cost:
Continuing operations	$20	$27	$74
Discontinued operations	—	1	3

Net post-retirement benefit cost	$20	$28	$77

	2001	2000	1999

Weighted average assumptions:
Discount rate	7.0%	7.5%	7.4%
Expected rate of return on plan assets	8.0%	8.0%	8.0%
Weighted average health care cost trend rate	7.3%	7.5%	7.7%
Weighted average ultimate health care cost trend rate	5.1%	5.1%	5.0%
Year in which ultimate health care cost trend rate will be achieved	2005	2004	2004

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-percentage-point	1-percentage-point
	increase	decrease

Effect on accumulated post-retirement benefit obligation	$56	$(46)
Effect on aggregate of the service and interest cost components of net post-retirement benefit cost	$5	$(4)

Under the terms of the Balanced Program, Investor Program and Traditional Program, eligible employees may contribute a portion of their compensation to an investment plan. Based on the specific program that the employee is enrolled in, Nortel Networks matches a percentage of the employees’ contribution up to a certain limit. The cost of these investment plans was $139 and $124 for the years ended December 31, 2001 and 2000, respectively.

Under the terms of the Balanced Program and Flexible Benefits Plan, Nortel Networks contributes a fixed percentage of employees’ eligible earnings to a pension plan arrangement. The cost of these pension plan arrangements was $41 and $25 for the years ended December 31, 2001 and 2000, respectively.

14.	Stock-based compensation plans

Stock options

Under the Nortel Networks Corporation 2000 Stock Option Plan (the “2000 Plan”), options to purchase common shares of Nortel Networks may be granted to employees and directors of Nortel Networks that entitle the holder to purchase one common share at a subscription price of not less than 100 percent of market value on the effective date of the grant. Subscription prices are stated and payable in United States dollars for United States options and in Canadian dollars for Canadian options. Generally, grants vest 33 1/3 percent on the anniversary date of the grant for three years. The committee that administers the 2000 Plan has the discretion to vary the period during which the holder has the right to exercise options and, in certain circumstances, may accelerate the right of the holder to exercise options, but in no case shall the exercise period exceed ten years. Nortel Networks will meet its obligations under the 2000 Plan either by issuance, or by purchase on the open market, of common shares.

The maximum number of common shares authorized by the shareholders and reserved for issuance by the Board of Directors of Nortel Networks under the 2000 Plan is 94,000,000. The maximum number of common shares which may be issued from treasury under the 2000 Plan to all non-employee directors of Nortel Networks is 500,000.

Under the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated (the “1986 Plan”), options to purchase common shares of Nortel Networks may be granted to employees of Nortel Networks that entitle the holder to purchase one common share at a subscription price of not less than 100 percent of market value on the effective date of the grant. Subscription prices are stated in United States dollars for United States options and in Canadian dollars for Canadian options. Generally, the holder has the right to exercise the options as follows: 1997 and subsequent grants vest 33 1/3 percent on the anniversary date of the grant for three years; and 1991 through 1996 grants vest 50 percent after the first year and the remainder after two years. The committee that administers the 1986 Plan has the discretion to vary the period during which the holder has the right to exercise options and, in certain circumstances, may accelerate the right of the holder to exercise options, but in no case shall the exercise period exceed ten years. Nortel Networks will meet its obligations under the 1986 Plan either by issuance, or by purchase on the open market, of common shares.

The maximum number of common shares authorized by the shareholders and reserved for issuance by the Board of Directors of Nortel Networks under the 1986 Plan is 469,718,040. The maximum number of common shares with respect to which options may be granted for the 2001 calendar year and any year thereafter under the 1986 Plan is 3 percent of the common shares issued and outstanding at the commencement of the year, subject to certain adjustments.

Each option under the 2000 Plan and 1986 Plan may be granted with or without a stock appreciation right (“SAR”). A SAR entitles the holder to receive payment of an amount equivalent to the excess of the market value of a common share at the time of exercise of the SAR over the subscription price of the common share to which the option relates. Options with SARs may be granted on a cancellation basis, in which case the exercise of one causes the cancellation of the other, or on a simultaneous basis, in which case the exercise of one causes the exercise of the other.

In January 1995, a key contributor stock option program (the “Key Contributor Program”) was established. Under the terms of the Key Contributor Program, participants are granted an equal number of initial options and replacement options. The initial options generally vest after five years and expire after ten years. The replacement options are granted concurrently with the initial options and also expire after ten years. The replacement options generally have an exercise price equal to the market value of the common shares of Nortel Networks on the day the initial options are fully exercised, and are generally exercisable commencing thirty-six months thereafter, provided certain other conditions for exercise, including share ownership, are met. In January 2001, 2000, and 1999, nil, 60,000, and 2,080,000 options, respectively, were granted pursuant to the Key Contributor Program under the 1986 Plan. In 2001 and 2000, there were no options granted pursuant to the Key Contributor Program under the 2000 Plan.

At December 31, 2001, approximately nil and 203,720,000 common shares had been issued pursuant to stock option exercises, under the 2000 Plan and 1986 Plan, respectively.

Stock option exchange program

On June 20, 2001, Nortel Networks commenced a voluntary stock option exchange program (the “Exchange Program”) for Nortel Networks employees, whereby employees could exchange certain then outstanding stock options for new stock options, based on a prescribed formula. Terms of the Exchange Program are such that new grants will take place at least six months and a day from the stock option cancellation date, which was July 27, 2001. Approximately 93,416,000 stock options were accepted and cancelled. The exercise price of the new stock options granted will equal the fair market value of Nortel Networks common shares on the date of the grant. Nortel Networks then Board of Directors and its then board appointed officers were not eligible to participate in the Exchange Program (see note 20).

The following is a summary of the total number of outstanding stock options and the maximum number of stock options available for grant:

	Outstanding		Weighted	Available
	Options		average	for grant
	(thousands)		exercise price	(thousands)

Balance at December 31, 1998	220,050		$9.02	3,800
Granted and assumed options	96,764		$24.30	(96,764)
Options exercised	(63,880)		$8.15	—
Options cancelled	(18,456	)(a)	$12.87	8,222
Additional shares reserved for issuance	—		$—	191,568

Balance at December 31, 1999	234,478		$15.25	106,826
Granted and assumed options	175,335		$46.83	(175,335)
Options exercised	(54,547)		$9.33	—
Options cancelled	(23,624	)(a)	$27.59	18,368
Additional shares reserved for issuance	—		$—	164,364

Balance at December 31, 2000	331,642		$32.37	114,223
Granted and assumed options	55,565		$29.45	(55,565)
Options exercised	(21,497)		$7.82	—
Options cancelled	(56,793	)(a)	$35.60	41,372
Options cancelled under stock option exchange program	(93,416)		$51.64	93,416

Balance at December 31, 2001	215,501		$24.41	193,446

(a)	Includes adjustments related to assumed stock option plans.

Nortel Networks has, in connection with the acquisition of various companies, assumed the stock option plans of each acquired company. The vesting periods for these assumed plans may differ from the 2000 Plan and 1986 Plan, but are not considered to be significant to Nortel Networks overall use of stock-based compensation. In connection with various acquisitions for the years ended December 31, 2001, 2000, and 1999, a total of approximately 1,313,000, 63,025,000, and 1,850,000 stock options to purchase common shares of Nortel Networks, respectively, were assumed and included in the preceding table. Options that have been granted with SARs are exercisable on a cancellation basis and at December 31, 2001, 2000, and 1999, nil, 24,200, and 76,400 SARs, respectively, were outstanding.

The following table summarizes information about stock options outstanding at December 31, 2001:

		Options Outstanding				Options Exercisable

				Weighted-
				Average
			Number	Remaining	Weighted-	Number	Weighted-
Range of			Outstanding	Contractual	Average	Exercisable	Average
Exercise Prices			(thousands)	Life (in years)	Exercise Price	(thousands)	Exercise Price

$ 0.01	—	$8.95	49,305	4.47	$6.09	34,736	$6.21
$ 8.96	—	$13.42	39,210	4.93	$11.18	36,502	$11.15
$13.43	—	$20.13	27,455	6.43	$16.24	14,346	$16.07
$20.14	—	$30.20	40,853	7.02	$24.13	27,377	$24.23
$30.21	—	$45.30	16,333	7.83	$38.47	4,681	$38.60
$45.31	—	$67.95	35,036	7.33	$54.56	12,044	$54.14
$67.96	—	$80.69	7,309	7.22	$75.16	3,283	$75.34

			215,501	6.57	$24.41	132,969	$19.53

At December 31, 2000 and 1999, approximately 102,174,000 and 83,743,000 outstanding options, respectively, were exercisable. The weighted average exercise price for options exercisable at December 31, 2000 and 1999 was $14.36 and $8.98, respectively.

Nortel Networks has adopted the disclosure requirements of SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”), and, as permitted under SFAS 123, applies APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans. SFAS 123 requires disclosure of pro forma amounts to reflect the impact if Nortel Networks had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and employee stock purchase plans. Accordingly, Nortel Networks net loss and loss per common share would have been increased to the pro forma amounts as indicated below for the years ended December 31:

	2001	2000	1999

Net loss:
- reported	$(27,302)	$(3,470)	$(351)
- pro forma	$(28,948)	$(4,874)	$(839)
Basic and diluted loss per common share:
- reported	$(8.56)	$(1.17)	$(0.13)
- pro forma	$(9.08)	$(1.65)	$(0.31)

The fair value of stock options used to compute pro forma net loss and loss per common share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions as at December 31:

Weighted-average assumptions	2001	2000	1999

Dividend yield	0.00%	0.13%	0.22%
Expected volatility	70.36%	54.01%	56.44%
Risk-free interest rate	4.49%	4.94%	6.21%
Expected option life in years	4	4	4

The weighted average fair values of Nortel Networks stock options, calculated using the Black-Scholes option-pricing model, granted during the years ended December 31, 2001, 2000, and 1999 were $8.38, $27.25, and $24.14 per share, respectively.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected price volatility. Nortel Networks uses expected volatility rates, which are based on historical volatility rates trended into future years. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of Nortel Networks stock options.

As of July 1, 2000, Nortel Networks began recording deferred compensation related to unvested options held by employees of companies acquired in a purchase acquisition, in accordance with FASB Interpretation No. 44. Deferred compensation is amortized based on the graded vesting schedule of the awards. For the years ended December 31, 2001, 2000, and 1999, Nortel Networks recorded stock option compensation expense of $109, $134, and nil, respectively. The expense for 2001 primarily related to the acquisition of Alteon. The expense for 2000 primarily related to the acquisition of Alteon and the impact of the Arrangement on stock options held by former employees of Nortel Networks who had transferred to BCE or a BCE affiliated company as a result of the Arrangement.

Employee stock purchase plan

Nortel Networks established an Employee Stock Purchase Plan (the “Purchase Plan”) effective May 1, 2000. The Purchase Plan has four offering periods each year, with each offering period beginning on the first day of each calendar quarter. Under the terms of the Purchase Plan, eligible employees may have up to 10 percent of their eligible compensation deducted from their pay during an offering period to purchase common shares at a per share purchase price of 85 percent of the market price of the shares on the last trading day of the offering period. Compensation expense is recognized for Nortel Networks portion of the contributions made under the Purchase Plan. In 2001 and 2000, approximately 14,648,000 and 2,039,000 shares were purchased under the Purchase Plan at a weighted-average price of $8.50 and $45.43 per share, respectively.

15.	Accumulated other comprehensive loss

The after tax components of accumulated other comprehensive loss are as follows as at December 31:

				Unrealized			Total
	Foreign	Unrealized		derivative		Minimum	accumulated
	currency	gain on		losses on		pension	other
	translation	investments		cash flow		liability	comprehensive
	adjustment	- net		hedges - net		- net	loss

Balance at December 31, 1998	$(358)	$10		$—		$—	$(348)
Current-period change	(99)	13		—		—	(86)

Balance at December 31, 1999	(457)	23		—		—	(434)
Current-period change	(117)	22		—		—	(95)

Balance at December 31, 2000	(574)	45		—		—	(529)
Current-period change	(312)	(40	)(a)	(14	)(b)	(81)	(447)

Balance at December 31, 2001	$(886)	$5		$(14)		$(81)	$(976)

(a)	The change during the year ended December 31, 2001 primarily represented the write down of the value of minority investments due to a change in Nortel Networks strategic focus as well as an other than temporary decline in carrying values caused by a significant downturn in both the telecommunications industry and the economic environment, resulting in a charge to other income (expense) — net.

(b)	Includes $7 (pre-tax $11) of net derivative losses related to the adoption of SFAS 133. During the year ended December 31, 2001, $15 of net derivative losses were reclassified to selling, general and administrative expense. Nortel Networks estimates that $17 of net derivative losses included in OCI will be reclassified into earnings (loss) within the next twelve months.

The foreign currency translation adjustments are not adjusted for income taxes since they relate to indefinite investments in non-United States subsidiaries. Unrealized gain on investments is presented net of tax of $3, $9, and

$11 for the years ended December 31, 2001, 2000, and 1999, respectively. Unrealized derivative losses on cash flow hedges is presented net of tax of $6 for the year ended December 31, 2001. Minimum pension liability is presented net of tax of $31 for the year ended December 31, 2001.

16.	Financial instruments and hedging activities

Risk management

Nortel Networks net earnings (loss) and cash flows may be negatively impacted by fluctuating interest rates, foreign exchange rates, and equity prices. To effectively manage these market risks, Nortel Networks enters into foreign currency forwards, foreign currency swaps, foreign currency option contracts, interest rate swaps, and equity forward contracts. Nortel Networks does not hold or issue derivative financial instruments for trading purposes.

Foreign currency risk

Nortel Networks enters into option contracts to limit its exposure to exchange fluctuations on future revenue or expenditure streams, and forward contracts, which are denominated in various currencies, to limit its exposure to exchange fluctuations on existing assets and liabilities and on future revenue or expenditure streams. Option and forward contracts used to hedge future revenue or expenditure streams are designated as cash flow hedges and hedge specific exposures. Option and forward contracts not designated as hedging instruments are also used to economically hedge the impact of fluctuations in exchange rates on existing assets and liabilities and on future revenue and expenditure streams.

The following table provides a summary of the notional amounts of option and forward contracts as at December 31:

	Expected maturity
			2001	2000
Currency	2002	2003	Total	Total

Canadian dollar	$1,743	$130	$1,873	$1,133
British pound	79	—	79	879
Euro	124	—	124	225
Other	64	—	64	28

	$2,010	$130	$2,140	$2,265

Interest and dividend rate risk

Nortel Networks enters into interest rate swap contracts to minimize financing costs on long-term debt and to manage interest rate risk on existing liabilities and receivables due to interest rate fluctuations. These contracts swap floating interest rate payments to fixed interest rate payments or vice versa. These contracts are designated as fair value hedges only when they are used to swap fixed interest rates to floating interest rates. These swap contracts have remaining terms to maturity between 21 months and 4.5 years. Nortel Networks also enters into United States to Canadian dollar cross currency swap contracts, which are not designated as hedging instruments, to limit its exposure to foreign currency fluctuations on the non-cumulative preferential cash dividends with respect to the outstanding Non-cumulative Redeemable Class A Preferred Shares Series 7 of Nortel Networks Limited. These contracts have remaining terms to maturity of 21 years.

The following table provides a summary of interest rate swaps and dividend rate swaps and their aggregated weighted-average rates as at December 31:

	2001	2000

Interest rate swaps:
Received-fixed swaps — notional amount	$375	$450
Average fixed rate received	6.6%	7.9%
Average floating rate paid	2.5%	6.7%

Pay-fixed swaps — notional amount	$—	$251
Average fixed rate paid	—	11.3%
Average floating rate received	—	6.8%
Dividend rate swaps:
Received-fixed swaps — notional amount	$220	$211
Average fixed rate received	4.9%	4.9%
Average floating rate paid	3.2%	4.8%

Fair value

The estimated fair values approximate amounts at which financial instruments could be exchanged in a current transaction between willing parties. The fair values are based on estimates using present value and other valuation techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Specifically, the fair value of interest rate swaps and forward contracts reflects the present value of the potential gain or loss if settlement were to take place on December 31, 2001; the fair value of option contracts reflects the cash flows due to or by Nortel Networks if settlement were to take place on December 31, 2001; and the fair value of long-term debt instruments reflects a current yield valuation based on observed market prices as of December 31, 2001. Accordingly, the fair value estimates are not necessarily indicative of the amounts that Nortel Networks could potentially realize in a current market exchange.

The following table provides the carrying amounts and fair values for all financial assets and liabilities for which fair value differed from carrying amount, and the fair values recorded for derivative financial instruments in accordance with SFAS 133, at December 31:

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial liabilities:
Long-term debt due within one year	$384	$388	$445	$447
Long-term debt	$4,094	$3,773	$1,178	$1,159
Derivative financial instruments, net asset (liability) position:(a)
Interest rate swap contracts	$20	$20	$—	$2
Forward and option contracts	$(38)	$(38)	$—	$(31)
Cross currency coupon swap contracts	$(14)	$(14)	$—	$(13)
Other	$3	$3	$—	$—

(a)	SFAS 133 was adopted by Nortel Networks effective January 1, 2001, and, therefore, no carrying amounts were recorded for the year ended December 31, 2000.

Credit risk

Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations to Nortel Networks. Nortel Networks is exposed to credit risk in the event of nonperformance, but does not anticipate nonperformance by any of the counterparties. Nortel Networks limits its credit risk by dealing with counterparties that are considered to be of high quality. The maximum potential loss on all financial instruments may exceed amounts recognized in the accompanying Consolidated Financial Statements. However, Nortel Networks maximum exposure to credit loss in the event of nonperformance by the other party to the derivative contracts is limited to those derivatives that had a positive fair value at December 31, 2001. Nortel Networks is also exposed to credit risk from customers. However, Nortel Networks global orientation has resulted in a large number of diverse customers, which minimizes concentrations of credit risk.

Other derivatives

Nortel Networks may invest in warrants to purchase securities of other companies as a strategic investment. Warrants that relate to publicly traded companies or that can be net share settled are deemed derivative financial instruments under SFAS 133. Such warrants are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. In addition, Nortel Networks may enter into certain commercial contracts containing derivative financial instruments.

Hedge ineffectiveness and discontinuance of cash flow hedges determined in accordance with SFAS 133 had no material impact on the net loss for the year ended December 31, 2001. No fair value hedges were derecognized or discontinued for the year ended December 31, 2001.

Selling, general and administrative expense and revenues included net losses of $2 and $8, respectively, for the year ended December 31, 2001, primarily related to changes in the fair value of derivative instruments not designated as hedging instruments.

Non-derivative and off balance sheet instruments

Pursuant to certain financing agreements, Nortel Networks is committed to provide future financing in connection with purchases of Nortel Networks products and services. These commitments were $1,611 and $4,087 as at December 31, 2001 and 2000, respectively. Commitments to extend future financing are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes. These commitments may therefore expire without being drawn upon, and do not necessarily represent future cash flows. Nortel Networks limits its financing credit risk by utilizing an internal credit committee that actively monitors the credit exposure of Nortel Networks.

Guarantees

At December 31, 2001 and 2000, Nortel Networks had committed and undrawn guarantees of $1,177 and $1,224, and drawn and outstanding guarantees of nil and $311, respectively, representing bid, performance, and financial guarantees. These guarantees had no impact on Nortel Networks net loss.

Receivables sales

In 2001 and 2000, Nortel Networks entered into various agreements to sell receivables. These receivables were sold at a discount of $53 and $41 from book value for the years ended December 31, 2001 and 2000, respectively, at annualized discount rates of approximately 5 percent to 8 percent and 3 percent to 5 percent for the years ended December 31, 2001 and 2000, respectively. Certain receivables have been sold with limited recourse, not exceeding 10 percent, of $6 and $36 as at December 31, 2001 and 2000, respectively.

Under certain agreements, Nortel Networks has continued as servicing agent and/or provided limited recourse. The fair value of these retained interests is based on the market value of servicing the receivables, historical payment patterns and appropriate discount rates, as applicable. Generally, trade receivables which are sold do not experience prepayments. The amounts associated with any servicing assets approximates Nortel Networks cost of servicing and as such no servicing asset or liability was recognized. Also, Nortel Networks has not historically experienced significant credit losses with respect to receivables sold with limited recourse and as such no liability was recognized.

There is a possibility that the actual performance of receivables or the cost of servicing the receivables will differ from the assumptions used to determine fair values at the transfer date and at each reporting date. Assuming hypothetical simultaneous unfavourable variations of up to 20 percent in credit losses, the discount rate used, and the cost of servicing the receivables, the pre-tax impact on the value of retained interests would not be significant.

17.	Segmented information

General description

Nortel Networks operations commencing in the three month period ended December 31, 2001 have been reorganized around three reportable segments; Metro and Enterprise Networks (“Metro and Enterprise”), Wireless Networks (“Wireless”), and Optical Long-Haul Networks (“Optical Long-Haul”) in connection with Nortel Networks decision to focus on three core business areas.

Nortel Networks reportable segments are focused on providing seamless networking products and service capabilities across Metro and Enterprise, Wireless and Optical Long-Haul. These product and service solutions are used by service provider and enterprise customers, including incumbent and competitive local exchange carriers, interexchange carriers, service providers with global businesses, wireless service providers, Internet service providers, application service providers, hosting service providers, resellers, cable television companies, other communication service providers, large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations. Metro and Enterprise includes metro optical transmission, data switching systems, routers and aggregation products to deliver services via IP and other protocol standards across local and wide area networks, voice over IP solutions for both greenfield and circuit to packet network transitions, and traditional voice circuit switching. Wireless includes wireless mobility switching and access products for voice and data communications that span most major global mobility standards. Optical Long-Haul includes long-haul optical transmission products designed to provide long-distance, high capacity dense wavelength division multiplexing transport, traditional optical transmission systems that support most global transmission standards, optical switch platforms, and optical components for long distance optical networks.

“Other” represents miscellaneous business activities and corporate functions. None of these activities meet the quantitative criteria to be disclosed as reportable segments.

As described in note 4, Nortel Networks access solutions operations were discontinued during the year ended December 31, 2001. These operations were previously included as a separate segment within Other. The data included below excludes amounts related to the operations of the access solutions segment.

Nortel Networks President and Chief Executive Officer (“CEO”) has been identified as the chief operating decision maker in assessing the performance of the segments and the allocation of resources to the segments. Each reportable segment is managed separately with each segment manager reporting directly to the CEO. The CEO relies on the information derived directly from Nortel Networks management reporting system. Contribution margin represents the primary financial measure used by the CEO in assessing performance and allocating resources, and includes the cost of revenues, and selling, general and administrative expense, for which the segment managers are held accountable. Costs associated with shared services, and other corporate costs are allocated to the segments based on usage determined by headcount. Costs not allocated are primarily related to Nortel Networks corporate compliance and other non-operational activities and are included in Other. In addition, the CEO does not review asset information on a segmented basis. The accounting policies of the reportable segments are the same as those described in note 2 to the extent that the related items are included within contribution margin.

Segments

The following tables set forth information by segments for the years ended December 31:

	2001	2000	1999

Revenues
Metro and Enterprise	$8,861	$13,541	$11,786
Wireless	5,714	5,438	4,091
Optical Long-Haul	2,276	7,882	3,416
Other	660	1,087	335

Total	$17,511	$27,948	$19,628

Contribution margin
Metro and Enterprise	$203	$4,557	$3,895
Wireless	332	1,024	871
Optical Long-Haul	(2,546)	2,517	1,198
Other	(556)	(680)	(897)

Total	(2,567)	7,418	5,067

Research and development expense	(3,224)	(3,633)	(2,724)
In-process research and development expense	(15)	(1,415)	(252)
Amortization of acquired technology and goodwill	(4,955)	(4,572)	(1,864)
Stock option compensation	(109)	(134)	—
Special charges	(15,781)	(267)	(125)
Gain (loss) on sale of businesses	(112)	174	131

Consolidated operating income (loss)	$(26,763)	$(2,429)	$233

Product revenues

The following table sets forth external revenues by product for the years ended December 31:

	2001	2000	1999

Wireless	$5,714	$5,438	$4,091
Circuit to packet voice networks	5,312	8,779	8,289
Optical	2,782	9,229	3,957
Packet switching and routing	2,187	2,618	2,545
Optical Ethernet	856	797	411
Other	660	1,087	335

Total	$17,511	$27,948	$19,628

Geographic information

The following table sets forth external revenues by geographic regions for the years ended December 31:

	2001	2000	1999

External revenues(a)
United States	$8,591	$16,893	$11,632
Canada	940	1,505	1,244
Other countries	7,980	9,550	6,752

Total	$17,511	$27,948	$19,628

(a)	Revenues are attributable to geographic regions based on the location of the customer.

The following table sets forth long-lived assets by geographic regions as at December 31:

	2001	2000

Long-lived assets(a)
United States	$3,612	$18,320
Canada	982	1,641
Other countries	1,072	1,354

Total	$5,666	$21,315

(a)	Represents plant and equipment — net and intangible assets — net that are identified with each geographic region.

18.	Commitments

At December 31, 2001, the future minimum payments under both operating leases and outsourcing contracts for the years ending December 31, consisted of:

	Operating	Outsourcing
	Leases	Contracts

2002	$248	$380
2003	238	373
2004	201	361
2005	148	297
2006	111	270
Thereafter	319	795

Total future minimum payments	$1,265	$2,476

Rental expense on operating leases for the years ended December 31, 2001, 2000, and 1999 amounted to $756, $683, and $555, respectively.

Outsourcing contracts are for services provided primarily related to information services, a portion of payroll, accounts payable, and training and resource functions. Expenses related to these contracts for the years ended December 31, 2001, 2000, and 1999 amounted to $498, $176, and nil, respectively. The minimum amount payable under Nortel Networks outsourcing contracts is variable to the extent that Nortel Networks workforce fluctuates from the baseline levels contained in the contracts.

19.	Contingencies

In connection with the January 28, 2000 acquisition of Qtera, Qtera and two of its employees were named as defendants in a lawsuit filed by Siemens ICN in the 15th Judicial Circuit for Palm Beach County, Florida. The lawsuit alleged various claims, including purported misappropriation of trade secrets. This dispute has been resolved to the satisfaction of the parties and without material adverse effect to Nortel Networks.

Subsequent to the February 15, 2001 announcement in which Nortel Networks provided revised guidance for financial performance for the 2001 fiscal year and the first quarter of 2001, Nortel Networks and certain of its then current officers and directors were named as defendants in more than twenty-five purported class action lawsuits. These lawsuits, which have been served through September 24, 2001, in the United States District Courts for the Eastern District of New York, for the Southern District of New York and for the District of New Jersey, and in the provinces of Ontario, Quebec, and British Columbia in Canada, on behalf of shareholders who acquired Nortel Networks securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of United States federal and Canadian provincial securities laws. Securities regulatory authorities in Canada and the United States are also reviewing these matters. A class action lawsuit was also filed in the United States District Court for the Southern District of New York on behalf of shareholders who acquired the securities of JDS Uniphase Corporation between January 18, 2001 and February 15, 2001, alleging violations of the same United States federal securities laws as the other lawsuits. On May 11, 2001, Nortel Networks filed motions to dismiss and/or stay in connection with the three proceedings in Quebec primarily based on the factual allegations lacking substantial connection to Quebec and the inclusion of shareholders resident in Quebec in the class claimed in the Ontario lawsuit. The plaintiffs in two of these proceedings in Quebec announced their decision on November 6, 2001 to discontinue their proceedings and obtained court approval for such discontinuances on January 17, 2002. The motion to dismiss and/or stay the third proceeding was heard on November 6, 2001 and the court deferred any determination on the motion to the judge who will hear the application for authorization to commence a class proceeding. On December 6, 2001, Nortel Networks filed a motion seeking leave to appeal that decision. On October 16, 2001, an order in the Southern District of New York was filed consolidating twenty-five of the related United States class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs. The plaintiffs served a consolidated amended complaint on January 18, 2002. On December 17, 2001, the defendants in the British Columbia action served notice of a motion requesting the court to decline jurisdiction and to stay all proceedings on the ground that British Columbia is an inappropriate forum. In addition, a purported class action lawsuit was filed in the United States District Court for the Middle District of Tennessee on December 21, 2001, on behalf of participants and beneficiaries of the Nortel Networks Long-Term Investment Plan (the “Plan”) at any time during the period of March 7, 2000 through the filing date and who made or maintained Plan investments in Nortel Networks common shares, under the Employee Retirement Income Security Act for Plan-wide relief and alleging, among other things, material misrepresentations and omissions to induce Plan participants to continue to invest in and maintain investments in Nortel Networks common shares in the Plan.

On February 12, 2001, Nortel Networks Inc., an indirect subsidiary of Nortel Networks, was served with a consolidated amended class action complaint (the “First Complaint”) that purported to add Nortel Networks as a defendant to a lawsuit commenced in July 2000 against Entrust and two of its then current officers in the United States District Court for the Eastern District of Texas (Marshall Division) (the “District Court”). The First Complaint alleges that Entrust, two officers of Entrust, and Nortel Networks violated the Securities Exchange Act of 1934 with respect to certain statements made by Entrust. Nortel Networks is alleged to be a controlling person of Entrust. On April 6, 2001, Nortel Networks filed a motion to dismiss the First Complaint. On July 31, 2001, the First Complaint was dismissed without prejudice. On August 31, 2001, the plaintiffs filed a second amended class action complaint (the “Second Complaint”) against the same defendants asserting claims substantively similar to those in the First Complaint. On September 21, 2001, Nortel Networks filed a motion to dismiss the Second Complaint. The motion is currently under consideration by the District Court.

On March 4, 1997, Bay Networks, Inc. (“Bay Networks”), a company acquired on August 31, 1998, announced that shareholders had filed two separate lawsuits in the United States District Court for the Northern District of California (the “Federal Court”) and the California Superior Court, County of Santa Clara (the “California Court”) against Bay Networks and ten of Bay Networks’ then current and former officers and directors, purportedly on behalf of a class of shareholders who purchased Bay Networks’ common shares during the period of May 1, 1995 through October 14, 1996. On August 17, 2000, the Federal Court granted the defendants’ motion to dismiss the federal complaint and on September 8, 2000, a notice of appeal of that order and judgment was filed by the plaintiffs. On August 1, 2001, the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) denied the plaintiffs’ appeal. On April 18, 1997, a second lawsuit was filed in the California Court, purportedly on behalf of a class of shareholders who acquired Bay Networks’ common shares pursuant to the registration statement and prospectus that became effective on November 15, 1995. The two actions in the California Court were consolidated in April 1998; however, the California Court denied the plaintiffs’ motion for class certification. In January 2000, the California Court of Appeal rejected the plaintiffs’ appeal of the decision. A petition for review was filed with the California Supreme Court by the plaintiffs and was denied. In February 2000, new plaintiffs who allege to have been shareholders of Bay Networks during the relevant periods, filed a motion for intervention in the California Court seeking to become the representatives of a class of shareholders. The motion was granted on June 8, 2001 and the new plaintiffs filed their complaint-in-intervention on an individual and purported class representative basis alleging misrepresentations made in connection with the purchase and sale of securities of Bay Networks in violation of California statutory and common law. On June 18, 2001, the defendants removed the consolidated state court actions to the Federal Court. On September 19, 2001, the defendants’ motion to dismiss the complaint was rejected and the plaintiffs’ motion to remand the case to the California Court was granted. The defendants filed an appeal in the Ninth Circuit on October 2, 2001 with respect to the decisions in such motions, and the Ninth Circuit dismissed the appeal on December 26, 2001.

In each of the matters described above, plaintiffs are seeking an unspecified amount of money damages.

Nortel Networks is also a defendant in various other suits, claims, proceedings and investigations which arise in the normal course of business.

Nortel Networks is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims, proceedings and investigations will, individually or collectively, have a material adverse effect on the business, results of operations, and financial condition of Nortel Networks. Nortel Networks and any named directors and officers of Nortel Networks intend to vigorously defend these actions, suits, claims, proceedings and investigations.

Environmental matters

Nortel Networks manufacturing and research operations are subject to a wide range of environmental protection laws in various jurisdictions around the world. Nortel Networks seeks to operate its business in compliance with such laws, and has a corporate environmental management system standard to promote such compliance. Moreover, Nortel Networks has a periodic, risk-based, integrated environment, health and safety audit program.

Nortel Networks environmental program focuses its activities on design for the environment, supply chain and packaging reduction issues. Nortel Networks works with its suppliers and other external groups to encourage the sharing of non-proprietary information on environmental research.

Nortel Networks is exposed to liabilities and compliance costs arising from its past and current generation, management and disposal of hazardous substances and wastes. At December 31, 2001, the accruals on the accompanying Consolidated Balance Sheets for environmental matters were $30. Based on information presently available, management believes that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters. Any additional liability that may result from these matters, and any additional liabilities that may result in connection with other locations currently under investigation, are not expected to have a material adverse effect on the business, results of operations and financial condition of Nortel Networks.

Nortel Networks has remedial activities under way at five of its facilities and at seven previously occupied sites. An estimate of Nortel Networks anticipated remediation costs associated with all such sites, to the extent probable and reasonably estimable, is included in the environmental accruals referred to above in an approximate amount of $24.

Nortel Networks is also listed as a potentially responsible party (“PRP”) under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at five Superfund sites in the United States. An estimate of Nortel Networks share of the anticipated remediation costs associated with such Superfund sites is expected to be de minimis and is included in the environmental accruals of $30 referred to above.

Liability under CERCLA may be imposed on a joint and several basis, without regard to the extent of Nortel Networks involvement. In addition, the accuracy of Nortel Networks estimate of environmental liability is affected by several uncertainties such as additional requirements which may be identified in connection with remedial activities, the complexity and evolution of environmental laws and regulations, and the identification of presently unknown remediation requirements. Consequently, Nortel Networks liability could be greater than its current estimate.

20.	Subsequent events

(i)	On April 21, 2002, Nortel Networks entered into an agreement with Aastra Technologies Limited to sell certain assets, which are included in discontinued operations, associated with Nortel Networks prior acquisition of Aptis. The consideration primarily consists of approximately $18 in cash, as well as contingent cash consideration of up to $60 over four years based on the achievement of certain revenue targets by the business. The deal is expected to close in the second quarter of 2002.

On March 5, 2002, Nortel Networks divested its approximately 46 percent ownership interest in Elastic Networks to Paradyne Networks, Inc., (“Paradyne”) in exchange for an approximately 8 percent ownership interest in Paradyne. Nortel Networks recorded a gain of approximately $7 on the transaction, which is included in the estimated remaining provisions required for discontinued operations.

During the three months ended March 31, 2002, Nortel Networks recorded a gain of approximately $13 due to the reduction of Nortel Networks ownership interest in Arris Group, received for Nortel Networks original interest in Arris, from approximately 49 percent to approximately 46 percent as a result of Arris Group’s issuance of common shares in connection with its acquisition of another company, which is included in the estimated remaining provisions required for discontinued operations.

(ii)	Effective April 8, 2002, Nortel Networks Limited and Nortel Networks Inc., amended and extended the 364-day syndicated credit agreements originally entered into on April 12, 2000 and subsequently amended on April 11, 2001. The April 8, 2002 amendments reduced the size of the 364-day committed revolving facilities to $1,175 from $1,750, extended the term to April 7, 2003 with no additional term-out period thereafter, maintained the financial covenant in the April 2001 facilities requiring Nortel Networks Limited’s minimum consolidated tangible net worth to be not less than $1,888, and included higher pricing reflecting the current credit and bank environment.

(iii)	On April 4, 2002, Moody’s lowered Nortel Networks Limited’s United States senior long-term debt rating below investment grade to Ba3. On April 9, 2002, S&P also lowered their credit ratings for Nortel Networks Limited below investment grade to BB-. As a result, various liens, pledges, and guarantees became effective under certain credit and security agreements entered into by Nortel Networks Limited and various of its subsidiaries. In accordance with the covenants in the trust indentures for all of Nortel Networks current consolidated public debt securities, which represent primarily all of Nortel Networks consolidated long-term debt at March 31, 2002, all such public debt securities are also secured equally and ratably with the obligations under all of Nortel Networks Limited’s and Nortel Networks Inc.’s credit agreements by liens on substantially all of the assets of Nortel Networks Limited and those of most of its United States and Canadian subsidiaries, and by pledges of shares in certain of Nortel Networks Limited’s other subsidiaries. In addition, certain of Nortel Networks Limited’s wholly owned subsidiaries have guaranteed Nortel Networks Limited’s obligations under the credit agreements and outstanding public debt securities (the “Guarantor Subsidiaries”). Non-guarantor subsidiaries (the “Non-Guarantor Subsidiaries”) represent either wholly owned subsidiaries of Nortel Networks whose shares have been pledged, or are the remaining subsidiaries of Nortel Networks which are not providing liens, pledges, or guarantees (see note 21).

(iv)	For the three months ended March 31, 2002, Nortel Networks recorded special charges of $487 related to workforce reduction costs of $327, contract settlement and lease costs of $63, plant and equipment write downs of $85, and other costs of $12. In addition, Nortel Networks recorded approximately $200 of increased provisions, primarily related to recently completed negotiations with all of our major suppliers.

(v)	On February 1, 2002, Nortel Networks completed a transaction with MetaSolv, Inc. (“MetaSolv”), to sell certain assets of its service commerce operation support system (“OSS”) business for $35 and the assumption of certain liabilities on closing by MetaSolv. The acquisition included software assets obtained as part of the Architel acquisition and certain additional assets of Nortel Networks service management and business management OSS groups. Nortel Networks does not expect any further gain or loss on the sale of these assets as a result of the $233 writedown recorded in the fourth quarter of 2001, which reflected the anticipated net realizable value of these assets on disposition.

(vi)	On January 29, 2002, Nortel Networks granted approximately 52,700,000 new stock options in connection with the Exchange Program (see note 14).

21.	Supplemental Consolidating Financial Statements

The following supplemental consolidating financial data illustrates, in separate columns, the composition of Nortel Networks Corporation, Nortel Networks Limited, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, eliminations, and the consolidated total as at December 31, 2001 and December 31, 2000, and for the three years ended December 31, 2001.

Nortel Networks Corporation was incorporated as part of the Arrangement. The following supplemental consolidating financial data for Nortel Networks Corporation represents the results of operations and financial condition on a non-consolidated basis for the periods presented subsequent to May 1, 2000 (see note 1).

Investments in subsidiaries are accounted for by the equity method for purposes of the supplemental consolidating financial data. Net earnings (loss) of subsidiaries are, therefore, reflected in the investment accounts and net loss. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. The financial data may not necessarily be indicative of the results of operations or financial position had the subsidiaries been operated as independent entities.

Supplemental Consolidating Statements of Operations for the year ended December 31, 2001:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$–	$5,072	$12,813	$4,948	$(5,322)	$17,511
Cost of revenues	–	4,625	10,669	4,195	(5,322)	14,167

Gross profit	–	447	2,144	753	–	3,344

Selling, general and administrative expense (excluding stock option compensation)	(21)	775	4,137	1,020	–	5,911
Research and development expense	–	1,152	1,651	421	–	3,224
In-process research and development expense	–	–	–	15	–	15
Amortization of intangibles
Acquired technology	–	–	574	233	–	807
Goodwill	–	22	1,561	2,565	–	4,148
Stock option compensation	–	–	–	109	–	109
Special charges	–	595	3,064	12,122	–	15,781
Loss (gain) on sale of businesses	–	(10)	(109)	231	–	112

Operating income (loss)	21	(2,087)	(8,734)	(15,963)	–	(26,763)

Equity in net earnings (loss) of associated companies	(24,276)	(11,595)	(4,861)	6	40,592	(134)
Other income (expense) — net	(2)	429	(369)	(2)	(407)	(351)
Interest expense
Long-term debt	(32)	(136)	3	(31)	–	(196)
Other	1	(34)	(71)	(11)	–	(115)

Loss from continuing operations before income taxes	(24,288)	(13,423)	(14,032)	(16,001)	40,185	(27,559)
Income tax benefit (provision)	(4)	1,868	712	676	–	3,252

Net loss from continuing operations	(24,292)	(11,555)	(13,320)	(15,325)	40,185	(24,307)
Net loss from discontinued operations — net of tax	(3,010)	(2,538)	(1,650)	(472)	4,660	(3,010)

Net loss before cumulative effect of accounting change	(27,302)	(14,093)	(14,970)	(15,797)	44,845	(27,317)
Cumulative effect of accounting change — net of tax of $9	–	15	–	–	–	15

Net loss	$(27,302)	$(14,078)	$(14,970)	$(15,797)	$44,845	$(27,302)

Supplemental Consolidating Statements of Operations for the year ended December 31, 2000:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation (a)	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$–	$8,976	$22,672	$6,296	$(9,996)	$27,948
Cost of revenues	–	7,738	12,879	4,493	(9,996)	15,114

Gross profit	–	1,238	9,793	1,803	–	12,834

Selling, general and administrative expense (excluding stock option compensation)	–	802	3,791	823	–	5,416
Research and development expense	–	329	3,036	268	–	3,633
In-process research and development expense	–	–	64	1,351	–	1,415
Amortization of intangibles
Acquired technology	–	–	789	63	–	852
Goodwill	–	19	1,716	1,985	–	3,720
Stock option compensation	–	96	3	35	–	134
Special charges	–	9	116	142	–	267
Loss (gain) on sale of businesses	–	(228)	42	12	–	(174)

Operating income (loss)	–	211	236	(2,876)	–	(2,429)

Equity in net loss of associated companies	(2,153)	(1,278)	(95)	(62)	3,559	(29)
Other income — net	–	470	293	77	(31)	809
Interest expense
Long-term debt	–	(54)	2	(34)	–	(86)
Other	–	6	(39)	(50)	–	(83)

Earnings (loss) from continuing operations before income taxes	(2,153)	(645)	397	(2,945)	3,528	(1,818)
Income tax provision	–	(226)	(741)	(210)	–	(1,177)

Net loss from continuing operations	(2,153)	(871)	(344)	(3,155)	3,528	(2,995)
Net loss from discontinued operations — net of tax	(341)	(414)	(269)	(61)	610	(475)

Net loss	$(2,494)	$(1,285)	$(613)	$(3,216)	$4,138	$(3,470)

(a)	Results of operations are for the seven month period from May 1, 2000 to December 31, 2000.

Supplemental Consolidating Statements of Operations for the year ended December 31, 1999:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$–	$6,485	$16,068	$3,684	$(6,609)	$19,628
Cost of revenues	–	4,890	9,614	2,886	(6,609)	10,781

Gross profit	–	1,595	6,454	798	–	8,847

Selling, general and administrative expense	–	521	2,666	593	–	3,780
Research and development expense	–	489	1,952	283	–	2,724
In-process research and development expense	–	179	73	–	–	252
Amortization of intangibles
Acquired technology	–	–	686	–	–	686
Goodwill	–	13	1,160	5	–	1,178
Special charges	–	68	41	16	–	125
Loss (gain) on sale of businesses	–	(37)	20	(114)	–	(131)

Operating income (loss)	–	362	(144)	15	–	233

Equity in net earnings (loss) of associated companies	–	(357)	(43)	23	418	41
Other income — net	–	68	124	44	(27)	209
Interest expense
Long-term debt	–	(69)	2	(26)	–	(93)
Other	–	(43)	(11)	(17)	–	(71)

Earnings (loss) from continuing operations before income taxes	–	(39)	(72)	39	391	319
Income tax benefit (provision)	–	(191)	(423)	38	–	(576)

Net earnings (loss) from continuing operations	–	(230)	(495)	77	391	(257)
Net loss from discontinued operations — net of tax	–	(94)	(61)	–	61	(94)

Net earnings (loss)	$–	$(324)	$(556)	$77	$452	$(351)

Supplemental Consolidating Balance Sheets as at December 31, 2001:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$18	$(41)	$2,340	$1,196	$–	$3,513
Accounts receivable — net	–	409	2,032	482	–	2,923
Intercompany accounts receivable	–	4,952	1,054	637	(6,643)	–
Inventories — net	–	810	511	258	–	1,579
Income taxes recoverable	–	343	442	11	–	796
Deferred income taxes — net	–	287	1,080	19	–	1,386
Other current assets	–	107	563	187	–	857
Current assets of discontinued operations	–	244	454	10	–	708

Total current assets	18	7,111	8,476	2,800	(6,643)	11,762

Long-term receivables — net	168	225	1,078	361	(1,629)	203
Investments at cost and associated companies at equity	6,479	2,543	(8,097)	516	(1,188)	253
Plant and equipment — net	–	705	1,353	513	–	2,571
Intangible assets — net	–	31	2,137	927	–	3,095
Deferred income taxes — net	5	436	1,578	58	–	2,077
Other assets	44	132	313	404	–	893
Long-term assets of discontinued operations	–	99	184	–	–	283

Total assets	$6,714	$11,282	$7,022	$5,579	$(9,460)	$21,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$–	$2	$168	$256	$–	$426
Trade and other accounts payable	6	372	1,288	322	–	1,988
Intercompany accounts payable	54	163	3,471	2,955	(6,643)	–
Payroll and benefit-related liabilities	–	63	449	124	–	636
Other accrued liabilities	30	1,355	3,240	834	–	5,459
Income taxes payable	–	–	45	98	–	143
Long-term debt due within one year	–	313	63	8	–	384
Current liabilities of discontinued operations	–	134	250	37	–	421

Total current liabilities	90	2,402	8,974	4,634	(6,643)	9,457

Deferred income	–	3	143	8	–	154
Long-term debt	1,800	1,928	8	358	–	4,094
Deferred income taxes — net	–	360	100	58	–	518
Other liabilities	–	612	1,085	1,374	(1,629)	1,442
Minority interest in subsidiary companies	–	–	–	101	536	637
Long-term liabilities of discontinued operations	–	4	7	–	–	11

	1,890	5,309	10,317	6,533	(7,736)	16,313

SHAREHOLDERS’ EQUITY
Preferred shares	–	536	365	47	(948)	–
Common shares	32,899	2,111	950	1,149	(4,210)	32,899
Additional paid-in capital	3,257	18,797	6,043	20,167	(45,007)	3,257
Deferred stock option compensation	(205)	–	–	(214)	214	(205)
Deficit	(30,151)	(14,507)	(11,605)	(22,012)	48,124	(30,151)
Accumulated other comprehensive income (loss)	(976)	(964)	952	(91)	103	(976)

Total shareholders’ equity	4,824	5,973	(3,295)	(954)	(1,724)	4,824

Total liabilities and shareholders’ equity	$6,714	$11,282	$7,022	$5,579	$(9,460)	$21,137

Supplemental Consolidating Balance Sheets as at December 31, 2000:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$20	$(73)	$1,020	$677	$–	$1,644
Accounts receivable — net	–	774	5,040	1,461	–	7,275
Intercompany accounts receivable	76	3,444	642	2,692	(6,854)	–
Inventories — net	–	1,062	2,046	719	–	3,827
Deferred income taxes — net	–	91	550	3	–	644
Other current assets	2	574	667	375	–	1,618
Current assets of discontinued operations	–	529	982	11	–	1,522

Total current assets	98	6,401	10,947	5,938	(6,854)	16,530

Long-term receivables — net	101	736	1,894	281	(1,895)	1,117
Investments at cost and associated companies at equity	29,067	15,603	6,257	210	(50,364)	773
Plant and equipment — net	–	678	1,917	762	–	3,357
Intangible assets — net	–	56	5,402	12,500	–	17,958
Deferred income taxes — net	–	234	33	16	–	283
Other assets	–	55	334	167	–	556
Long-term assets of discontinued operations	–	416	774	416	–	1,606

Total assets	$29,266	$24,179	$27,558	$20,290	$(59,113)	$42,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$–	$–	$85	$230	$–	$315
Trade and other accounts payable	–	941	1,543	521	–	3,005
Intercompany accounts payable	–	101	6,753	–	(6,854)	–
Payroll and benefit-related liabilities	–	113	616	187	–	916
Other accrued liabilities	157	580	2,355	793	–	3,885
Income taxes payable	–	103	97	106	–	306
Long-term debt due within one year	–	264	17	164	–	445
Current liabilities of discontinued operations	–	63	118	5	–	186

Total current liabilities	157	2,165	11,584	2,006	(6,854)	9,058

Deferred income	–	13	78	2	–	93
Long-term debt	–	713	68	397	–	1,178
Deferred income taxes — net	–	1,009	(291)	156	–	874
Other liabilities	–	1,685	760	474	(1,895)	1,024
Minority interest in subsidiary companies	–	–	–	161	609	770
Long-term liabilities of discontinued operations	–	26	48	–	–	74

	157	5,611	12,247	3,196	(8,140)	13,071

SHAREHOLDERS’ EQUITY
Preferred shares	–	609	388	47	(1,044)	–
Common shares	29,141	17,024	5,105	6,941	(29,070)	29,141
Additional paid-in capital	3,636	1,878	7,222	10,981	(20,081)	3,636
Deferred stock option compensation	(413)	–	–	(413)	413	(413)
Retained earnings (deficit)	(2,726)	(402)	2,429	(365)	(1,662)	(2,726)
Accumulated other comprehensive income (loss)	(529)	(541)	167	(97)	471	(529)

Total shareholders’ equity	29,109	18,568	15,311	17,094	(50,973)	29,109

Total liabilities and shareholders’ equity	$29,266	$24,179	$27,558	$20,290	$(59,113)	$42,180

Supplemental Consolidating Statements of Cash Flows for the year ended December 31, 2001:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from (used in) operating activities
Net loss from continuing operations	$(24,292)	$(11,555)	$(13,320)	$(15,325)	$40,185	$(24,307)
Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	–	186	2,608	2,905	–	5,699
In-process research and development expense	–	–	–	15	–	15
Non-cash portion of special charges and
related asset write downs	–	96	1,475	11,913	–	13,484
Equity in net earnings (loss) of associated companies	24,276	11,595	4,861	(6)	(40,592)	134
Stock option compensation	–	–	–	109	–	109
Tax benefit from stock options	–	105	–	–	–	105
Deferred income taxes	(5)	(1,055)	(1,684)	(190)	–	(2,934)
Other liabilities	–	(4)	105	(23)	–	78
Loss on sale of investments and businesses	–	69	214	197	–	480
Other — net	–	(33)	410	(606)	–	(229)
Change in operating assets and liabilities:
Accounts receivable	–	883	3,492	1,197	–	5,572
Inventories	–	252	1,422	363	–	2,037
Income taxes	–	(446)	(494)	(19)	–	(959)
Accounts payable and accrued liabilities	(120)	142	615	(17)	–	620
Other operating assets and liabilities	7	(84)	406	192	–	521
Intercompany activity	153	(2,539)	1,788	218	380	–

Net cash from (used in) operating activities	19	(2,388)	1,898	923	(27)	425

Cash flows from (used in) investing activities
Expenditures for plant and equipment	–	(315)	(833)	(152)	–	(1,300)
Proceeds on disposals of plant and equipment	–	23	185	–	–	208
Increase in long-term receivables	–	(174)	(88)	(444)	–	(706)
Decrease in long-term receivables	–	97	207	168	–	472
Acquisitions of investments and businesses — net of cash acquired	–	(13)	(76)	10	–	(79)
Proceeds on sale of investments and businesses	–	6	403	195	–	604

Net cash used in investing activities	–	(376)	(202)	(223)	–	(801)

Cash flows from (used in) financing activities
Dividends on common and preferred shares	(123)	(27)	–	–	27	(123)
Increase in notes payable — net	–	12	89	39	–	140
Proceeds from long-term debt	1,756	1,500	10	20	–	3,286
Repayments of long-term debt	–	(250)	(12)	(208)	–	(470)
Proceeds from parent	(1,800)	1,800	–	–	–	–
Decrease in capital leases payable	–	(3)	(15)	(5)	–	(23)
Issuance of common shares	146	–	–	–	–	146

Net cash from (used in) financing activities	(21)	3,032	72	(154)	27	2,956

Effect of foreign exchange rate changes on cash and cash equivalents	–	1	(7)	(4)	–	(10)

Net cash from (used in) continuing operations	(2)	269	1,761	542	–	2,570
Net cash used in discontinued operations	–	(237)	(441)	(23)	–	(701)

Net increase (decrease) in cash and cash equivalents	(2)	32	1,320	519	–	1,869

Cash and cash equivalents at beginning of year — net	20	(73)	1,020	677	–	1,644

Cash and cash equivalents at end of year — net	$18	$(41)	$2,340	$1,196	$–	$3,513

Supplemental Consolidating Statements of Cash Flows for the year ended December 31, 2000:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation(a)	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from (used in) operating activities
Net loss from continuing operations	$(2,153)	$(871)	$(344)	$(3,155)	$3,528	$(2,995)
Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	–	227	2,869	2,244	–	5,340
In-process research and development expense	–	–	64	1,351	–	1,415
Non-cash portion of special charges and related asset write downs	–	48	89	–	–	137
Equity in net loss of associated companies	2,153	1,278	95	62	(3,559)	29
Stock option compensation	–	96	3	35	–	134
Tax benefit from stock options	–	447	–	–	–	447
Deferred income taxes	–	(287)	359	(37)	–	35
Other liabilities	–	16	94	(26)	–	84
Gain on sale of investments and businesses	–	(19)	(1,039)	–	–	(1,058)
Other — net	–	38	184	25	–	247
Change in operating assets and liabilities:
Accounts receivable	–	(514)	(288)	256	–	(546)
Inventories	–	(239)	(1,159)	(181)	–	(1,579)
Income taxes	–	25	(229)	24	–	(180)
Accounts payable and accrued liabilities	156	646	507	(1,138)	–	171
Other operating assets and liabilities	(2)	(417)	(442)	4	–	(857)
Intercompany activity	(237)	393	(1,231)	1,075	–	–

Net cash from (used in) operating activities	(83)	867	(468)	539	(31)	824

Cash flows from (used in) investing activities
Expenditures for plant and equipment	–	(426)	(982)	(468)	–	(1,876)
Proceeds on disposals of plant and equipment	–	30	3	–	–	33
Increase in long-term receivables	–	(645)	(905)	(108)	–	(1,658)
Decrease in long-term receivables	–	469	746	85	–	1,300
Acquisitions of investments and businesses — net of cash acquired	–	(95)	(244)	342	–	3
Proceeds on sale of investments and businesses	–	242	1,317	74	–	1,633

Net cash used in investing activities	–	(425)	(65)	(75)	–	(565)

Cash flows from (used in) financing activities
Dividends on common and preferred shares	(170)	(84)	–	–	31	(223)
Increase in notes payable — net	–	3	26	78	–	107
Proceeds from long-term debt	–	3	82	21	–	106
Repayments of long-term debt	–	(3)	(24)	(43)	–	(70)
Increase (decrease) in capital leases payable	–	(4)	14	(12)	–	(2)
Issuance of common shares	273	206	–	–	–	479

Net cash from financing activities	103	121	98	44	31	397

Effect of foreign exchange rate changes on cash and cash equivalents	–	1	(16)	(10)	–	(25)

Net cash from (used in) continuing operations	20	564	(451)	498	–	631
Net cash used in discontinued operations	–	(617)	(440)	(83)	–	(1,140)

Net increase (decrease) in cash and cash equivalents	20	(53)	(891)	415	–	(509)

Cash and cash equivalents at beginning of year — net	–	(20)	1,911	262	–	2,153

Cash and cash equivalents at end of year — net	$20	$(73)	$1,020	$677	$–	$1,644

(a)	Cash flows are for the seven month period from May 1, 2000 to December 31, 2000.

Supplemental Consolidating Statements of Cash Flows for the year ended December 31, 1999:

	Nortel	Nortel		Non-
	Networks	Networks	Guarantor	Guarantor
	Corporation	Limited	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$–	$(230)	$(495)	$77	$391	$(257)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	–	53	2,269	85	–	2,407
In-process research and development expense	–	179	73	–	–	252
Non-cash portion of special charges and related asset write downs	–	5	9	–	–	14
Equity in net earnings (loss) of associated companies	–	357	43	(23)	(418)	(41)
Tax benefit from stock options	–	243	–	–	–	243
Deferred income taxes	–	1,799	(2,117)	5	–	(313)
Other liabilities	–	36	42	(32)	–	46
Gain on sale of investments and businesses	–	–	(296)	(28)	–	(324)
Other — net	–	(179)	79	(60)	–	(160)
Change in operating assets and liabilities:
Accounts receivable	–	449	(830)	(95)	–	(476)
Inventories	–	(585)	(292)	(195)	–	(1,072)
Income taxes	–	40	158	35	–	233
Accounts payable and accrued liabilities	–	459	522	129	–	1,110
Other operating assets and liabilities	–	(93)	7	41	–	(45)
Intercompany activity	–	(2,212)	1,967	245	–	–

Net cash from operating activities	–	321	1,139	184	(27)	1,617

Cash flows from (used in) investing activities
Expenditures for plant and equipment	–	(156)	(550)	(89)	–	(795)
Proceeds on disposals of plant and equipment	–	1	16	7	–	24
Increase in long-term receivables	–	(542)	(491)	8	–	(1,025)
Decrease in long-term receivables	–	15	146	4	–	165
Acquisitions of investments and businesses — net of cash acquired	–	(140)	(403)	(102)	–	(645)
Proceeds on sale of investments and businesses	–	312	594	61	–	967

Net cash used in investing activities	–	(510)	(688)	(111)	–	(1,309)

Cash flows from (used in) financing activities
Dividends on common and preferred shares	–	(231)	–	–	27	(204)
Increase in notes payable — net	–	1	38	(12)	–	27
Repayments of long-term debt	–	–	(51)	(8)	–	(59)
Increase (decrease) in capital leases payable	–	(2)	1	–	–	(1)
Issuance of common shares	–	521	–	–	–	521
Common shares purchased for cancellation	–	(14)	–	–	–	(14)

Net cash from (used in) financing activities	–	275	(12)	(20)	27	270

Effect of foreign exchange rate changes on cash and cash equivalents	–	–	–	–	–	–

Net cash from continuing operations	–	86	439	53	–	578
Net cash used in discontinued operations	–	(234)	(421)	–	–	(655)

Net increase (decrease) in cash and cash equivalents	–	(148)	18	53	–	(77)

Cash and cash equivalents at beginning of year — net	–	128	1,893	209	–	2,230

Cash and cash equivalents at end of year — net	$–	$(20)	$1,911	$262	$–	$2,153

QUARTERLY FINANCIAL DATA (unaudited)

	(millions of U.S. dollars except per share amounts)

	4th Quarter		3rd Quarter		2nd Quarter		1st Quarter

	2001	2000	2001	2000	2001	2000	2001	2000

Revenues	$3,456	$8,198	$3,694	$6,726	$4,610	$7,207	$5,751	$5,817
Gross profit	1,039	3,982	21	3,109	426	3,276	1,858	2,467
Net loss from continuing operations	(1,826)	(1,189)	(3,468)	(507)	(16,644)	(613)	(2,369)	(686)
Net loss from discontinued operations — net of tax	–	(220)	–	(79)	(2,784)	(132)	(226)	(44)

Net loss before cumulative effect of accounting change	(1,826)	(1,409)	(3,468)	(586)	(19,428)	(745)	(2,595)	(730)
Cumulative effect of accounting change — net of tax	–	–	–	–	–	–	15	–

Net loss	(1,826)	(1,409)	(3,468)	(586)	(19,428)	(745)	(2,580)	(730)

Basic and diluted loss per common share
— from continuing operations	(0.57)	(0.39)	(1.08)	(0.17)	(5.21)	(0.21)	(0.75)	(0.24)
— from discontinued operations	–	(0.07)	–	(0.03)	(0.87)	(0.05)	(0.07)	(0.02)

Basic and diluted loss per common share	(0.57)	(0.46)	(1.08)	(0.20)	(6.08)	(0.26)	(0.82)	(0.26)

Dividends declared per common share	–	0.01875	–	0.01875	0.01875	0.01875	0.01875	0.01875